UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
(Rule 14a-101)
INFORMATION REQUIRED IN PROXY STATEMENT
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Altus Pharmaceuticals Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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May 16, 2007

Dear Stockholder,

We cordially invite you to attend our 2007 annual meeting of stockholders to be held at 10:00 A.M., local time, on Wednesday, June 27, 2007, at the Hotel @ MIT, 20 Sidney Street, Cambridge, MA 02139. The attached notice of annual meeting and proxy statement describe the business we will conduct at the meeting and provide information about Altus Pharmaceuticals Inc. that you should consider when you vote your shares.

When you have finished reading the proxy statement, please promptly vote your shares by marking, signing, dating and returning the proxy card in the enclosed envelope. We encourage you to vote by proxy so that your shares will be represented and voted at the meeting, whether or not you can attend in person.

Sincerely,

Sheldon Berkle
President and Chief Executive Officer

NOTICE OF 2007 ANNUAL MEETING OF STOCKHOLDERS
GENERAL INFORMATION ABOUT THE ANNUAL MEETING
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
MANAGEMENT
EXECUTIVE COMPENSATION
COMPENSATION COMMITTEE REPORT
REPORT OF AUDIT COMMITTEE
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS
PROPOSAL NO. 1 — ELECTION OF DIRECTORS
PROPOSAL NO. 2 — INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
CODE OF CONDUCT AND ETHICS
OTHER MATTERS
STOCKHOLDER PROPOSALS AND NOMINATIONS FOR DIRECTOR

May 16, 2007

NOTICE OF 2007 ANNUAL MEETING OF STOCKHOLDERS

TIME: 10:00 A.M., local time

DATE: June 27, 2007

PLACE: The Hotel @ MIT, 20 Sidney Street, Cambridge, MA 02139

PURPOSES:

1. To elect three Class II directors to serve three-year terms expiring in 2010.

2. To ratify the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2007.

3. To consider any other business that is properly presented at the meeting.

WHO MAY VOTE:

You may vote if you were the record owner of Altus Pharmaceuticals Inc. stock at the close of business on April 30, 2007. A list of stockholders of record will be available at the meeting and, during the 10 days prior to the meeting, at the office of the Secretary at Altus Pharmaceuticals Inc., 125 Sidney Street, Cambridge, MA 02139.

BY ORDER OF THE BOARD OF DIRECTORS

Bruce A. Leicher
Secretary

ALTUS PHARMACEUTICALS INC.
125 Sidney Street, Cambridge, Massachusetts 02139
(617) 299-2900

PROXY STATEMENT FOR THE ALTUS PHARMACEUTICALS INC.
2007 ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON
JUNE 27, 2007

GENERAL INFORMATION ABOUT THE ANNUAL MEETING

Why Did You Send Me this Proxy Statement?

We sent you this proxy statement and the enclosed proxy card because Altus Pharmaceuticals Inc.’s Board of Directors is soliciting your proxy to vote at the 2007 annual meeting of stockholders and any adjournments of the meeting to be held at 10:00 A.M., local time, on Wednesday, June 27, 2007, at the Hotel @ MIT, 20 Sidney Street, Cambridge, MA 02139. This proxy statement along with the accompanying Notice of Annual Meeting of Stockholders summarizes the purposes of the meeting and the information you need to know to vote at the annual meeting.

On May 25, 2007 we began sending this proxy statement, the attached Notice of Annual Meeting and the enclosed proxy card to all stockholders entitled to vote at the meeting. Although not part of this proxy statement, we are also sending our 2006 annual report along with this proxy statement, which includes our financial statements for the fiscal year ended December 31, 2006. You can also find a copy of our 2006 Annual Report on Form 10-K, as amended, on the Internet through the Securities and Exchange Commission’s electronic data system called EDGAR at www.sec.gov or through the Investor Relations section of our web site at www.altus.com.

Who Can Vote?

Only stockholders who owned Altus Pharmaceuticals Inc. common stock at the close of business on April 30, 2007 are entitled to vote at the annual meeting. As of April 30, 2007 there were 30,579,769 shares of Altus Pharmaceuticals Inc. common stock outstanding and entitled to vote. The common stock is our only outstanding class of voting stock.

You do not need to attend the annual meeting to vote your shares. Shares represented by valid proxies, received in time for the meeting and not revoked prior to the meeting, will be voted at the meeting. A stockholder may revoke a proxy before the proxy is voted by delivering to our Secretary a signed statement of revocation or a duly executed proxy bearing a later date. Any stockholder who has executed a proxy card but attends the meeting in person may revoke the proxy and vote at the meeting.

How Many Votes Do I Have?

Each share of Altus Pharmaceuticals Inc. common stock that you own entitles you to one vote.

How Do I Vote?

Whether you plan to attend the annual meeting or not, we urge you to vote by proxy. Voting by proxy will not affect your right to attend the annual meeting. If your shares are registered directly in your name, you may vote:

•	By mail. Complete and mail the enclosed proxy card in the enclosed postage prepaid envelope. Your proxy will be voted in accordance with your instructions. If you sign the proxy card but do not specify how you want your shares voted, they will be voted as recommended by our Board of Directors.

•	In person at the meeting. If you attend the meeting, you may deliver your completed proxy card in person or you may vote by completing a ballot, which will be available at the meeting.

If your shares are held in “street name” (held in the name of a bank, broker or other nominee), you must provide the bank, broker or other nominee with instructions on how to vote your shares and can do so as follows:

•	By mail. You will receive instructions from your broker or other nominee explaining how to vote your shares.

•	In person at the meeting. Contact the broker or other nominee who holds your shares to obtain a broker’s proxy card and bring it with you to the meeting. You will not be able to vote at the meeting unless you have a proxy card from your broker.

How Does the Board of Directors Recommend That I Vote on the Proposals?

The Board of Directors recommends that you vote as follows:

•	“FOR” the election of the nominees for director; and

•	“FOR” ratification of the selection of Deloitte & Touche LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2007.

If any other matter is presented, the proxy card provides that your shares will be voted by the proxy holder listed on the proxy card in accordance with his or her best judgment. At the time this proxy statement was printed, we knew of no matters that needed to be acted on at the annual meeting, other than those discussed in this proxy statement.

May I Revoke My Proxy?

If you give us your proxy, you may revoke it at any time before the meeting. You may revoke your proxy in any one of the following ways:

•	signing a new proxy card and submitting it as instructed above;

•	notifying Altus Pharmaceuticals Inc.’s Secretary in writing before the annual meeting that you have revoked your proxy; or

•	attending the meeting in person and voting in person. Attending the meeting in person will not in and of itself revoke a previously submitted proxy unless you specifically request it.

What if I Receive More Than One Proxy Card?

You may receive more than one proxy card or voting instruction form if you hold shares of our common stock in more than one account, which may be in registered form or held in street name. Please vote in the manner described under “How Do I Vote?” for each account to ensure that all of your shares are voted.

Will My Shares be Voted if I Do Not Return My Proxy Card?

If your shares are registered in your name, they will not be voted if you do not return your proxy card by mail or vote at the meeting as described above under “How Do I Vote?” If your shares are held in street name and you do not provide voting instructions to the bank, broker or other nominee that holds your shares as described above under “How Do I Vote?,” the bank, broker or other nominee has the authority to vote your unvoted shares on both Proposals 1 and 2 even if it does not receive instructions from you. We encourage you to provide voting instructions. This ensures your shares will be voted at the meeting in the manner you desire. If your broker cannot vote your shares on a particular matter because it has not received instructions from you and does not have discretionary voting authority on that matter or because your broker chooses not to vote on a matter for which it does have discretionary voting authority, this is referred to as a “broker non-vote”.

What Vote is Required to Approve Each Proposal and How are Votes Counted?

Proposal 1: Elect Directors	The nominees for director who receive the most votes (also known as a “plurality” of the votes) will be elected. Abstentions are not counted as voting on the matter for purposes of electing directors. You may vote FOR all of the nominees, WITHHOLD your vote from all of the nominees or WITHHOLD your vote from any one or more of the nominees. Votes that are withheld will not be included in the vote tally for the election of directors. Brokerage firms have authority to vote customers’ unvoted shares held by the firms in street name for the election of directors. If a broker does not exercise this authority, such broker non-votes will have no effect on the results of this vote.

Proposal 2: Ratify Selection of Auditors	The affirmative vote of a majority of the votes cast at the annual meeting is required to ratify the selection of independent auditors. Abstentions will have no effect on the voting on this proposal. Brokerage firms have authority to vote customers’ unvoted shares held by the firms in street name on this proposal. If a broker does not exercise this authority, such broker non-votes will have no effect on the results of this vote. We are not required to obtain the approval of our stockholders to select our independent accountants. However, our Board of Directors believes it is advisable to give stockholders the opportunity to ratify this selection. If our stockholders do not ratify the selection of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2007, the Audit Committee of our Board of Directors will reconsider its selection.

Is Voting Confidential?

We will keep all the proxies, ballots and voting tabulations private. We only let our Inspectors of Election, Computershare Investor Services, examine these documents. Management will not know how you voted on a specific proposal unless it is necessary to meet legal requirements. We will, however, forward to management any written comments you make, on the proxy card or elsewhere.

What Are the Costs of Soliciting these Proxies?

We will pay all of the costs of soliciting these proxies. Our directors and employees may solicit proxies in person or by telephone, fax or email. We will pay these employees and directors no additional compensation for these services. We will ask banks, brokers and other institutions, nominees and fiduciaries to forward these proxy materials to their principals and to obtain authority to execute proxies. We will then reimburse them for their expenses.

What Constitutes a Quorum for the Meeting?

The presence, in person or by proxy, of the holders of a majority of the outstanding shares of our common stock is necessary to constitute a quorum at the meeting. Votes of stockholders of record who are present at the meeting in person or by proxy, abstentions and broker non-votes are counted for purposes of determining whether a quorum exists.

Attending the Annual Meeting

The annual meeting will be held at 10:00 A.M. local time on Wednesday, June 27, 2007 at the Hotel @ MIT, 20 Sidney Street, Cambridge, MA 02139. When you arrive at the Hotel @ MIT, signs will direct you to the appropriate meeting rooms. You need not attend the annual meeting in order to vote.

Householding of Annual Disclosure Documents

In December 2000, the Securities and Exchange Commission, or SEC, adopted a rule concerning the delivery of annual disclosure documents. The rule allows us or your broker to send a single set of our annual report and proxy statement to any household at which two or more of our stockholders reside, if we or your broker believe that the stockholders are members of the same family. This practice, referred to as “householding,” benefits both you and us. It reduces the volume of duplicate information received at your household and helps to reduce our expenses. The rule applies to our annual reports, proxy statements and information statements. Once you receive notice from your broker or from us that communications to your address will be “householded,” the practice will continue until you are otherwise notified or until you revoke your consent to the practice. Each stockholder will continue to receive a separate proxy card or voting instruction card.

If your household received a single set of disclosure documents this year, but you would prefer to receive your own copy, please contact our transfer agent, Computershare Investor Services, by calling their toll free number, 1-877-282-1168.

If you do not wish to participate in “householding” and would like to receive your own set of Altus Pharmaceuticals Inc.’s annual disclosure documents in future years, follow the instructions described below. Conversely, if you share an address with another Altus Pharmaceuticals Inc. stockholder and together both of you would like to receive only a single set of our annual disclosure documents, follow these instructions:

•	If your Altus Pharmaceuticals Inc. shares are registered in your own name, please contact our transfer agent, Computershare Investor Services, and inform them of your request by calling them at 1-877-282-1168, via the Internet at www.computershare.com or writing them at Computershare Trust Company, N.A., P.O. Box 43078, Providence, RI 02940-3078.

•	If a broker or other nominee holds your Altus Pharmaceuticals Inc. shares, please contact the broker or other nominee directly and inform them of your request. Be sure to include your name, the name of your brokerage firm and your account number.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information with respect to the beneficial ownership of our common stock as of April 16, 2007 for (a) the executive officers named in the Summary Compensation Table on page 22 of this proxy statement, (b) each of our directors and director nominees, (c) all of our current directors and executive officers as a group and (d) each stockholder known by us to own beneficially more than 5% of our common stock. Beneficial ownership is determined in accordance with the rules of the SEC and includes voting or investment power with respect to the securities. We deem shares of common stock that may be acquired by an individual or group within 60 days of April 16, 2007 pursuant to the exercise of options or warrants to be outstanding for the purpose of computing the percentage ownership of such individual or group, but are not deemed to be outstanding for the purpose of computing the percentage ownership of any other person shown in the table. Except as indicated in footnotes to this table, we believe that the stockholders named in this table have sole voting and investment power with respect to all shares of common stock shown to be beneficially owned by them based on information provided to us by these stockholders. Percentage of ownership is based on 24,052,632 shares of common stock outstanding on, April 16, 2007.

	Shares Beneficially Owned
Name and Address**	Number	Percent

Named Executive Officers
Sheldon Berkle(1)	510,495	2.1%
Jonathan I. Lieber(2)	207,127	*
Burkhard Blank, M.D.(3)	51,263	*
Alexey L. Margolin, Ph.D.(4)	370,474	1.5%
Lauren M. Sabella(5)	41,512	*
Directors
John P. Richard(6)	115,314	*
Stewart Hen(7)	4,310,707	17.4%
Jonathan S. Leff(8)	4,309,957	17.4%
Manuel A. Navia, Ph.D.(9)	123,337	*
David D. Pendergast, Ph.D.(10)	2,589	*
Harry H. Penner, Jr.(11)	7,360	*
Jonathan D. Root, M.D.(12)	3,383,619	13.9%
Michael S. Wyzga(13)	57,922	*
All current directors and executive officers as a group (17 persons)(14)	9,362,281	35.2%
5% or More Stockholders
Warburg Pincus Private Equity VIII, L.P.(15)	4,307,163	17.4%
466 Lexington Avenue, New York, NY 10017
Entities affiliated with U.S. Venture Partners(16)	3,371,421	13.8%
2735 Sand Hill Road, Menlo Park, CA 94025
Adage Capital Partners, L.P.(17)	2,050,000	7.9%
200 Clarendon Street, 52nd Floor, Boston, MA 02116
Entities affiliated with Nomura International plc(18)	1,726,898	7.1%
Nomura House, 1 St. Martin’s-le-Grand
London EC1A 4NP, United Kingdom
FMR Corp.(19)	1,532,549	6.4%
82 Devonshire Street, Boston, MA 02109

*	Represents beneficial ownership of less than 1% of the outstanding shares of our common stock.

**	Unless otherwise indicated, the address of each beneficial owner listed is c/o Altus Pharmaceuticals Inc., 125 Sidney Street, Cambridge, Massachusetts 02139.

(1)	Consists of 8,000 shares of common stock owned of record and options to purchase 502,495 shares of common stock held by Mr. Berkle.

(2)	Represents options to purchase shares of common stock held by Mr. Lieber.

(3)	Represents options to purchase shares of common stock held by Dr. Blank.

(4)	Consists of 146,104 shares of common stock owned of record and options to purchase 224,370 shares of common stock held by Dr. Margolin.

(5)	Represents options to purchase shares of common stock held by Ms. Sabella.

(6)	Represents options to purchase shares of common stock held by Mr. Richard.

(7)	Consists of the shares owned by Warburg Pincus Private Equity VIII, L.P., and two affiliated partnerships, or collectively, WP VIII, as described in footnote 15 below, and options to purchase 3,544 shares of common stock held by Mr. Hen. Mr. Hen is a partner of Warburg Pincus & Co., or WP, and a managing director and member of Warburg Pincus LLC, or WP LLC. Mr. Hen disclaims beneficial ownership of the shares owned by WP VIII except to the extent of his pecuniary interest therein.

(8)	Consists of the shares owned by WP VIII as described in footnote 15 below, and options to purchase 2,794 shares of common stock held by Mr. Leff. Mr. Leff is a partner of WP and a managing director and member of WP LLC. Mr. Leff disclaims beneficial ownership of the shares owned by WP VIII except to the extent of his pecuniary interest therein.

(9)	Consists of 71,958 shares of common stock owned of record and options to purchase 51,379 shares of common stock held by Dr. Navia.

(10)	Represents options to purchase shares of common stock held by Dr. Pendergast.

(11)	Represents options to purchase shares of common stock held by Mr. Penner.

(12)	Consists of the shares owned by U.S. Venture Partners and affiliated entities as described in footnote 16 below, and options to purchase 12,198 shares of common stock held by Dr. Root. Dr. Root disclaims beneficial ownership of the shares owned by the funds described in footnote 16 except to the extent of his pecuniary interest therein.

(13)	Represents options to purchase shares of common stock held by Mr. Wyzga.

(14)	Consists of the shares of common stock set forth in footnotes 1 through 13 and options to purchase 177,768 shares of common stock held by four executive officers not named in the table.

(15)	Consists of 3,589,246 shares of common stock owned of record by and warrants to purchase 717,917 shares of common stock held by Warburg Pincus Private Equity VIII, L.P. and two affiliated partnerships, or collectively, WP VIII. Warburg Pincus Partners LLC, or WP Partners LLC, a subsidiary of Warburg Pincus & Co., or WP, is the sole general partner of WP VIII. WP VIII is managed by Warburg Pincus LLC, or WP LLC. Charles R. Kaye and Joseph P. Landy are each Managing General Partners of WP and Co-Presidents and Managing Members of WP LLC. Messrs. Hen and Leff are general partners of WP and Managing Directors and Members of WP LLC. Each of these individuals disclaims beneficial ownership of the shares held by WP VIII except to the extent of any pecuniary interest therein.

(16)	Consists of 2,947,459 shares of common stock owned of record by and warrants to purchase 352,163 shares of common stock held by U.S. Venture Partners VIII, L.P.; 21,696 shares of common stock owned of record by and warrants to purchase 2,592 shares of common stock held by USVP VIII Affiliates Fund, L.P.; 27,665 shares of common stock owned of record by and warrants to purchase 3,303 shares of common stock held by USVP Entrepreneur Partners VIII-A, L.P.; and 14,778 shares of common stock owned of record by and warrants to purchase 1,765 shares of common stock held by USVP Entrepreneur Partners VIII-B, L.P., together the USVP Funds. Presidio Management Group VIII, L.L.C., or PMG VIII, is the general partner of each of the USVP Funds. PMG VIII and its managing members may be deemed to share voting and/or dispositive control over the shares held by the USVP Funds and each disclaims beneficial ownership of these shares except to the extent of any pecuniary interest therein. The managing members of PMG VIII are Dr. Root, Timothy Connors, Irwin Federman, Winston Fu, Steven Krausz, David Liddle, Christopher Rust, and Philip Young. This information is based in part on a Schedule 13G filed by PMG VIII and related entities and persons with the SEC on February 9, 2007.

(17)	Consists of 87,506 shares of common stock beneficially owned by and warrants to purchase 1,962,494 shares of common stock held by Adage Capital Partners, L.P., or ACP. Adage Capital Partners GP, L.L.C., or ACPGP, is the general partner of ACP and Adage Capital Advisors, L.L.C., or ACA, is the managing member of ACPGP. Phillip Gross and Robert Atchinson are the managing members of ACA. ACP has the power to dispose of and the power to vote the shares beneficially owned by it, which power may be exercised by ACPGP. ACA directs ACPGP’s operations. Phillip Gross and Robert Atchinson, as managing members of ACA, have shared power to vote the shares beneficially owned by ACP. This information is based on a Schedule 13G filed by Adage Capital Partners, L.P. and related entities and persons with the SEC on October 18, 2006 and amended on January 18, 2007.

(18)	Consists of 1,516,449 shares of common stock owned of record by and warrants to purchase 210,449 shares of common stock held by Nomura International plc, or NI, Nomura Phase4 Ventures LP, or NLP, Nomura Phase4 Ventures GP Limited, or NGP, and Nomura Phase4 Ventures Limited, NVL. NI owns directly all of the stock of NVL, which owns directly all of the stock of NGP. NGP is the general partner of NLP. NI and NGP, as general partner of NLP, have each delegated their investment and voting powers in relation the these securities to NVL. NI, NGP and NLP each disclaim beneficial ownership of these securities. This information is based solely on a Schedule 13G filed by NI on behalf of itself and NLP, NGP and NVL with the SEC on February 14, 2007.

(19)	Consists of 1,018,049 shares of common stock beneficially owned by Fidelity Management & Research Company, or Fidelity, a wholly-owned subsidiary of FMR Corp., and 32,700 shares of common stock beneficially owned by Pyramis Global Advisors Trust Company, or PGATC, an indirect wholly-owned subsidiary of FMR Corp. FMR Corp. and its chairman, Edward C. Johnson 3d, through their control of Fidelity, each have dispositive power over the shares held by Fidelity, and through their control of PGATC, each have voting and/or dispositive control over the shares held by PGATC. Also includes 481,800 shares of common stock beneficially owned by Fidelity International Limited. This information is based solely on a Schedule 13G filed by FMR Corp. and related entities and persons with the SEC on February 14, 2007.

MANAGEMENT

The Board of Directors

Our Restated Certificate of Incorporation and Restated By-laws provide that our business is to be managed by or under the direction of our Board of Directors. Our Board of Directors is divided into three classes for purposes of election. One class is elected at each annual meeting of stockholders to serve for a three-year term. Our Board of Directors currently consists of nine members, divided into three classes as follows: (1) Stewart Hen, Harry H. Penner, Jr. and John P. Richard constitute Class I, (2) Jonathan S. Leff, David D. Pendergast and Jonathan D. Root constitute Class II, and (3) Manuel A. Navia, Sheldon Berkle and Michael S. Wyzga constitute Class III. The terms of the Class II directors will expire at the 2007 annual meeting.

On March 29, 2007, our Board of Directors voted to nominate Jonathan S. Leff, David D. Pendergast and Jonathan D. Root for re-election as Class II directors at the annual meeting for a term of three years to serve until the 2010 annual meeting of stockholders, and until their respective successors have been elected and qualified.

Our Restated Certificate of Incorporation and Restated By-laws provide that the authorized number of directors may be changed only by resolution of the Board of Directors. As of the start of the annual meeting, nine directors will be authorized.

Set forth below are the names of the persons nominated as directors and directors whose terms do not expire this year, their ages as of April 16, 2007, their offices in the Company, if any, their principal occupations or employment for the past five years, the length of their tenure as directors and the names of other public companies in which such persons hold directorships.

Name	Age	Position with the Company

Sheldon Berkle	61	President and Chief Executive Officer; Director
John P. Richard(1)	49	Chairman of the Board
Stewart Hen(2)(3)	40	Director
Jonathan S. Leff(1)	38	Director
Manuel A. Navia, Ph.D.(2)(3)	60	Director
David D. Pendergast, Ph.D.(1)	59	Director
Harry H. Penner, Jr.(1)	61	Director
Jonathan D. Root, M.D.(1)(2)	47	Director
Michael S. Wyzga(1)	52	Director

(1)	Audit Committee. Mr. Richard was a member of the Audit Committee for fiscal year 2006 and ceased serving on the Audit Committee in 2007. Mr. Leff and Dr. Root served as members of the Audit Committee for part of 2006 and no longer serve on the Audit Committee. The Audit Committee is currently comprised of Messrs. Wyzga and Penner and Dr. Pendergast.

(2)	Compensation Committee. Mr. Hen was a member of the Compensation Committee for part of 2006 and no longer serves on the Compensation Committee. The Compensation Committee is currently comprised of Drs. Root and Navia.

(3)	Nominating and Governance Committee. The Nominating and Governance Committee is currently comprised of Mr. Hen and Dr. Navia.

The following is a brief summary of the background of each of our directors.

Sheldon Berkle joined us as our President and Chief Executive Officer in May 2005 and was elected as a member of our Board of Directors. Prior to joining us, Mr. Berkle served as Executive Vice President of Boehringer Ingelheim Pharmaceuticals Inc. from November 1994 to December 2003. In this position, Mr. Berkle was responsible for United States pharmaceutical operations, including portfolio management, new product launches, commercialization, marketing, sales, business development, mergers and acquisitions, strategic planning and alliance management. Mr. Berkle was also a co-founder of Boehringer Ingelheim Canada, a pharmaceutical company, and served as its Chief Executive Officer from 1989 to 1994. From January 2004 to April 2005, Mr. Berkle was not actively employed. Mr. Berkle holds a B.Sc. in pharmacy from the University of Manitoba and an M.B.A. from the University of Toronto.

John P. Richard has served as chairman of our Board of Directors since October 2004. Mr. Richard has served as a strategic and commercial development advisor in the biotech industry since April 1999. Mr. Richard currently serves as Senior Business Advisor to GPC Biotech AG, a biotechnology company, as a partner of Georgia Venture Partners, a biotechnology investing firm, and as a consultant to Nomura Phase4 Ventures. He also serves as a director of Targacept, Inc., Zygogen, LLC, Metastatix, Inc., Axona, Inc., AerovectRx Corporation, and Macroflux Corporation. Mr. Richard was previously Executive Vice President, Business Development at SEQUUS Pharmaceuticals, Inc., where he was responsible for negotiating the acquisition of SEQUUS by ALZA Corporation. Prior to joining SEQUUS, Mr. Richard held the positions of Vice President, Corporate Development for VIVUS, Inc. and Senior Vice President, Business Development of Genome Therapeutics Corporation, where he was responsible for establishing numerous pharmaceutical alliances. He was also co-founder and original Chief Executive Officer of IMPATH Laboratories, Inc., a leading cancer pathology reference laboratory in the United States. Mr. Richard received his M.B.A. from Harvard Business School and his B.S. from Stanford University.

Stewart Hen has served as a member of our Board of Directors since May 2004. Mr. Hen has been with Warburg Pincus LLC, a venture capital and private equity firm, since May 2000 and is currently a managing director, where he focuses on investment activities in biotechnology and pharmaceuticals. Prior to joining Warburg Pincus, he was a management consultant at McKinsey & Company, where he advised pharmaceutical and biotechnology companies on a range of strategic management issues. Prior to joining McKinsey, he worked at Merck in research and development and manufacturing. Mr. Hen is also a director of Allos Therapeutics, Inc., Neurogen Corporation and a number of private companies. Mr. Hen holds an M.B.A. from The Wharton School at the University of Pennsylvania, an M.S. in chemical engineering from the Massachusetts Institute of Technology and a B.S. in chemical engineering from the University of Delaware.

Jonathan S. Leff has served as a member of our Board of Directors since May 2004. Mr. Leff has been a managing director at Warburg Pincus LLC since January 2000. Mr. Leff is responsible for Warburg Pincus’ North American investment activities in biotechnology and pharmaceuticals. Prior to joining Warburg Pincus, Mr. Leff was a consultant at Oliver, Wyman & Co. Mr. Leff is a director of Allos Therapeutics, Inc., Neurogen Corporation, InterMune, Inc., Sunesis Pharmaceuticals, Inc. and ZymoGenetics, Inc. Mr. Leff received an A.B. in government from Harvard College and an M.B.A. from Stanford University.

Manuel A. Navia, Ph.D. is one of our founders and has served as a member of our Board of Directors since 1992. Since March 2004, Dr. Navia has been an Executive-in-Residence at Oxford Bioscience Partners, a venture capital firm. In addition, since March 2003, Dr. Navia has served as a drug discovery and development advisor and consultant to various companies in the biotechnology industry. Prior to that time, from January 2001 to March 2003, Dr. Navia was Executive Vice President for Research at Essential Therapeutics, Inc., a biotechnology company. He was a founder of The Althexis Company, Inc. in 1997, and served as its President and Chief Executive Officer until January 2001, when it merged with Microcide Pharmaceuticals Inc. to form Essential Therapeutics. From 1989 to 1997, Dr. Navia served as Vice President and Senior Scientist at Vertex. Dr. Navia holds a Ph.D. and an M.S. in biophysics from the University of Chicago and a B.A. in physics from New York University.

David D. Pendergast, Ph.D. has served as a member of our Board of Directors since November 2006. Since July 2005, Dr. Pendergast has served as President, Human Genetics Therapies at Shire Pharmaceuticals, plc., a pharmaceutical company. Previously, he was employed at Transkaryotic Therapies, Inc., a biotechnology company, from December 2001 to July 2005 serving as the company’s Chief Executive Officer, Chief Operating Officer and Executive Vice President of Technical Operations. From April 1996 to August 2001, Dr. Pendergast was Vice President of Product Development and Quality at Biogen, Inc. He has also held senior positions at Fisons Ltd. Pharmaceutical Division and at The Upjohn Company. Dr. Pendergast received a B.A. from Western Michigan University and an M.S. and Ph.D. from the University of Wisconsin.

Harry H. Penner, Jr. has served as a member of our Board of Directors since April 2006. He has been the Chairman and Chief Executive Officer of Marinus Pharmaceuticals, Inc., a biotechnology company, since he co-founded that company in June 2004. Mr. Penner also has served as Chairman and Chief Executive Officer of Nascent BioScience, LLC, a firm engaged in the creation and development of new biotechnology companies, since September 2001. From 1993 to 2001, he was President, Chief Executive Officer and Vice Chairman of Neurogen Corporation. Previously, he served as Executive Vice President of Novo Nordisk A/S and President of Novo Nordisk of North America, Inc. from 1988 to 1993. From 1985 to 1988, he was Executive Vice President and General Counsel of Novo Nordisk A/S. He has served more recently as BioScience Advisor to the Governor and the State of Connecticut, as Chairman of the Board of Directors for the Connecticut Technology Council, as Co-Chairman of Connecticut United for Research Excellence, and as Director of the Connecticut Business and Industry Associates. He currently serves on the Boards of Avant Immunotherapeutics, Inc. and Ikonisys, Inc. and chairs the Board of Rib-X Pharmaceuticals, Inc. Mr. Penner holds a B.A. from the University of Virginia, a J.D. from Fordham University, and an LL.M. in International Law from New York University.

Jonathan D. Root, M.D. has served as a member of our Board of Directors since September 2001. Having joined U.S. Venture Partners, a venture capital firm, in July 1995, Dr. Root is presently a managing member and focuses on investments in therapeutic medical devices, diagnostics, drug discovery tools and services, and biopharmaceutical development. Prior to joining U.S. Venture Partners, Dr. Root spent nine years in clinical practice, most recently on the faculty and clinical staff at The New York Hospital-Cornell Medical Center in New York City, where he was an Assistant Professor of Neurology and Director of the Neurology-

Neurosurgery Special Care Unit. Dr. Root holds an A.B. in economics/government from Dartmouth College, an M.D. from the University of Florida College of Medicine, and an M.B.A. from Columbia University.

Michael S. Wyzga has served as a member of our Board of Directors since May 2004. Mr. Wyzga is Executive Vice President and Chief Financial Officer of Genzyme Corporation, a biotechnology company. Mr. Wyzga joined Genzyme as Vice President and Corporate Controller in March 1998, was promoted to Senior Vice President and Corporate Controller in December 1998, and to Chief Financial Officer in June 1999. Mr. Wyzga became an Executive Vice President of Genzyme in June 2003 and is responsible for its global financial reporting. Prior to joining Genzyme, Mr. Wyzga was Chief Financial Officer for Sovereign Hill Software, Inc. Prior to his role at Sovereign Hill Software, Mr. Wyzga was the Chief Financial Officer for CacheLink Corporation, and prior to that, Mr. Wyzga held various management positions at Lotus Development Corporation, including Vice President of Finance and Director of Plans and Controls. Prior to joining Lotus, Mr. Wyzga held management positions at Digital Equipment Corporation. Mr. Wyzga received an M.B.A. from Providence College and a B.S. in business administration from Suffolk University.

Director Independence

Our Board of Directors has reviewed the materiality of any relationship that each of our directors has with Altus, either directly or indirectly. Based on this review, the Board has determined that the following directors are “independent directors” as defined by The Nasdaq Stock Market: Messrs. Hen, Leff, Penner, and Wyzga, and Drs. Root, Pendergast and Navia. In addition, Messrs. Aldrich and Ms. Brum, each of whom served on the Board in 2006, but are no longer Board members, were also determined to be “independent directors” as defined by The Nasdaq Stock Market.

Committees of the Board of Directors and Meetings

Our Board of Directors has an audit committee, a compensation committee, and a nominating and governance committee, each of which has the composition and responsibilities described below.

Audit Committee.  Our Audit Committee met eight times during fiscal 2006. This committee currently has three members, Messrs. Wyzga and Penner and Dr. Pendergast. Mr. Wyzga is the chairman of the Audit Committee. During 2006, Mr. Leff and Dr. Root served on the Audit Committee until March 23, and Mr. Penner was appointed to the Audit Committee on that date. During 2006, Mr. Richard also served on our Audit Committee, but in January 2007 he ceased service on our Audit Committee. Our Audit Committee’s role and responsibilities are set forth in the Audit Committee’s written charter and include the authority to retain and terminate the services of our independent auditors. In addition, our Audit Committee pre-approves the engagement of our independent auditors, reviews annual financial statements, considers matters relating to accounting policy and internal controls and reviews the scope of annual audits. Nasdaq rules require that all members of the audit committee be independent directors, as defined by the rules of the Nasdaq and the SEC, as such standards apply specifically to members of audit committees. Our Board of Directors has determined that all current members of the Audit Committee satisfy the current independence standards promulgated by the SEC and by Nasdaq, as such standards apply specifically to members of audit committees. The Board has determined that Mr. Wyzga is an “audit committee financial expert,” as the SEC has defined that term in Item 407 of Regulation S-K. Please also see the report of the Audit Committee set forth elsewhere in this proxy statement.

A copy of the Audit Committee’s written charter is publicly available on our web site at www.altus.com.

Compensation Committee.  Our Compensation Committee met 15 times during fiscal 2006. In 2006, this committee was composed of Mr. Hen and Drs. Navia and Root, none of whom is an employee of ours. Dr. Root is the chairman of the Compensation Committee. Messrs. Hen and Aldrich ceased serving on the Compensation Committee on July 27, 2006.

Our Compensation Committee’s role and responsibilities are set forth in the Compensation Committee’s written charter and include reviewing, approving and making recommendations regarding our compensation policies, practices and procedures to ensure that legal and fiduciary responsibilities of the Board of Directors are carried out and that such policies, practices and procedures contribute to our success. The Compensation Committee is responsible for the determination of the compensation of our chief executive officer, and conducts its decision making process with respect to that issue without the chief executive officer present. Our Board of Directors has determined that all of the members of this committee satisfy the Nasdaq independence requirements for service on the Compensation Committee.

The Compensation Committee is charged with establishing a compensation policy for our executives and directors that is designed to attract and retain the best possible executive talent, to motivate them to achieve corporate objectives, and reward them for superior performance. Our Compensation Committee is also responsible for establishing and administering our executive compensation policies and equity compensation plans. The Compensation Committee meets at least twice per year and more often as necessary to review and make decisions with regard to executive compensation matters. As part of its review of executive compensation matters, the Compensation Committee may delegate any of the powers given to it to a subcommittee of the Committee. The Compensation Committee has also delegated its authority to grant options under our equity compensation plans to our chief executive officer, subject to limitations on the numbers of options that can be granted, and the limitation that such options may not be granted to our executive officers. A copy of the Compensation Committee’s written charter is publicly available on our web site at www.altus.com.

Further discussion of the process and procedures for considering and determining executive compensation, including the role that our executive officers play in determining compensation for other executive officers, is included below in the section entitled “Compensation Discussion and Analysis.” In addition, we have retained Towers Perrin, Forster and Crosby, Inc. as our compensation consultant to assist us in the process of creating a compensation structure that we believe will be more reflective of our needs as a public company.

Please also see the report of the Compensation Committee set forth elsewhere in this proxy statement.

Nominating and Governance Committee.  Our Nominating and Governance Committee met three times during fiscal 2006. The committee currently has two members, Mr. Hen and Dr. Navia. Mr. Hen is the chairman of the Nominating and Governance Committee. This committee’s role and responsibilities is set forth in the Nominating and Governance Committee’s written charter and include making recommendations to the full Board as to the size and composition of the Board and its committees, and evaluating and making recommendations as to potential candidates. Our Board of Directors has determined that Mr. Hen and Dr. Navia satisfy the Nasdaq independence requirements for service on the Nominating and Governance Committee. The Nominating and Governance Committee may consider candidates recommended by stockholders as well as from other sources such as other directors or officers, third party search firms or other appropriate sources. For all potential candidates, the Nominating and Governance Committee may consider all factors it deems relevant, such as a candidate’s personal integrity and sound judgment, business and professional skills and experience, independence, knowledge of the industry in which we operate, possible conflicts of interest, diversity, the extent to which the candidate would fill a present need on the Board, and concern for the long-term interests of the stockholders. In general, persons recommended by stockholders will be considered on the same basis as candidates from other sources. If a stockholder wishes to nominate a candidate to be considered for election as a director at the 2008 Annual Meeting of Stockholders using the procedures set forth in our Restated By-laws, it must follow the procedures described in “Notice of Stockholder Business and Nominations.” If a stockholder, who meets the minimum percentage ownership requirements that the Board may establish from time to time, wishes simply to propose a candidate for consideration as a nominee by the Nominating and Governance Committee, the stockholder should submit the recommendation to the Nominating and Governance Committee in writing, by mail, courier or personal delivery. A nominating recommendation must be accompanied by:

•	the name, address, including telephone number of the recommending stockholder;

•	the number of our shares owned by the recommending stockholder and the time period for which such shares have been held;

•	if the recommending stockholder is not a stockholder of record, a statement from the record holder of the shares (usually a broker or bank) verifying the holdings of the stockholder and a statement from the recommending stockholder of the length of time that the shares have been held. Alternatively, the stockholder may furnish a current Schedule 13D, Schedule 13G, Form 3, Form 4 or Form 5 filed with the Securities and Exchange Commission reflecting the holdings of the stockholder, together with a statement of the length of time that the shares have been held; and

•	a statement from the stockholder as to whether the stockholder has a good faith intention to continue to hold the reported shares through the date of our next annual meeting of stockholders.

Dr. David Pendergast, who is part of Class II of the Board of Directors and who is standing for election to the Board at the annual meeting, was selected and recommended by the Nominating and Governance Committee to become part of the Board of Directors in November 2006.

A copy of the Nominating and Governance Committee’s written charter is publicly available on our web site at www.altus.com.

Meeting Attendance.  During the fiscal year ended December 31, 2006 there were seven meetings of our Board of Directors, and the various committees of the Board met a total of 26 times. No director attended fewer than 75% of the total number of meetings of the Board and of committees of the Board on which he or she served during fiscal 2006. The Board has adopted a policy under which each member of the Board is strongly encouraged to attend each annual meeting of our stockholders. All of our directors attended our annual meeting of stockholders held in 2006.

Compensation Committee Interlocks and Insider Participation.  The members of our Compensation Committee during 2006 were Mr. Hen and Drs. Navia and Root. Mr. Hen ceased to be a member of the Compensation Committee on July 27, 2006. No member of our Compensation Committee has at any time been an employee of ours. None of our executive officers serves or served as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving as a member of our Board of Directors or Compensation Committee.

Mr. Hen and Drs. Root and Navia and their affiliates have participated in transactions with us. For a detailed description of these transactions, see the “Certain Relationships and Related Person Transactions” section of this proxy statement.

Stockholder Communications to the Board

Generally, stockholders who have questions or concerns should contact our Investor Relations department at (617) 299-2900. However, any stockholders who wish to address questions regarding our business directly with the Board of Directors, or any individual director, should direct his or her questions in writing to the Chairman of the Board at 125 Sidney Street, Cambridge, MA 02139, by contacting our Investor Relations department via e-mail at ir@altus.com or by using the “Comments” page of our web site at http://ir.altus.com/contactus.cfm. Communications will be distributed to the Board, or to any individual director or directors as appropriate, depending on the facts and circumstances outlined in the communications. Items that are unrelated to the duties and responsibilities of the Board may be excluded, such as:

•	junk mail and mass mailings

•	resumes and other forms of job inquiries

•	surveys

•	solicitations or advertisements.

In addition, any material that is unduly hostile, threatening, or illegal in nature may be excluded, provided that any communication that is filtered out will be made available to any outside director upon request.

Executive Officers

The following table sets forth certain information regarding our current executive officers as of April 16, 2007. We have an employment agreement with Sheldon Berkle, our President and Chief Executive Officer. All other executive officers are at-will employees.

Name	Age	Position

Sheldon Berkle	61	President and Chief Executive Officer
Burkhard Blank, M.D.	52	Senior Vice President, Medicine, Regulatory Affairs and Project Management
Renato Fuchs, Ph.D.(1)	64	Senior Vice President, Manufacturing and Technical Operations
Bruce A. Leicher	51	Senior Vice President, General Counsel and Secretary
Alexey L. Margolin, Ph.D.	54	Senior Vice President of Research and Pre-clinical Development and Chief Scientific Officer
Robert Gallotto	42	Vice President, Strategic Planning and Alliance Management
Jonathan I. Lieber	37	Vice President, Chief Financial Officer and Treasurer
Lauren M. Sabella	46	Vice President, Commercial Development
John M. Sorvillo, Ph.D.	52	Vice President, Business Development

(1)	Dr. Fuchs has notified us of his intention to resign his position with us effective June 15, 2007.

Sheldon Berkle.  See biography above.

Burkhard Blank, M.D. has served as our Senior Vice President, Medicine, Regulatory Affairs, and Project Management since June 2006. Prior to joining us, from October 2001 to June 2006, Dr. Blank served as Senior Vice President for Medicine and Drug Regulatory Affairs at Boehringer Ingelheim USA. Prior to this, Dr. Blank established the International Project Management Department at Boehringer Ingelheim GmbH, which had worldwide responsibility for the planning and monitoring of all Phase I-IV development projects and for drug regulatory affairs with international submissions. Dr. Blank was also a member of Boehringer’s International Development Committee, which was responsible for steering Boehringer’s global drug development portfolio. Dr. Blank holds a medical degree in internal medicine from Universitaet Marburg, Germany.

Renato Fuchs, Ph.D. has served as our Senior Vice President, Manufacturing and Technical Operations since August of 2006. Prior to joining us, from March 2002 to August 2006, Dr. Fuchs served as Senior Vice President, Manufacturing and Operations at Shire HGT (previously Transkaryotic Therapies, Inc.), where he was responsible for manufacturing, materials management, process development and engineering operations. Previous to his tenure at Shire HGT, Dr. Fuchs spent nine years at Chiron Corporation, most recently as Senior Vice President of BioPharmaceuticals, with responsibility for overseeing and coordinating critical domestic and international projects, including the management of external collaborations. From 1988 to 1993, Dr. Fuchs held advancing Vice President-level positions at Centocor, Inc. where he was instrumental in developing the antibody manufacturing technology. Previous to this, he spent 15 years at Schering-Plough Corporation developing antibiotic manufacturing processes and pioneering the development and manufacturing of recombinant proteins. Dr. Fuchs received a B.S. in Chemical Engineering from the Universidad del Valle, Cali, Colombia, and an M.S. and Ph.D. in Biochemical Engineering from the Massachusetts Institute of Technology.

Bruce A. Leicher has served as our Senior Vice President, General Counsel since December 2006. Prior to joining us, Mr. Leicher was Vice President and General Counsel at Antigenics Inc., a biotechnology company, from November 2005 to December 2006. From January 2003 to November 2005, Mr. Leicher served as Vice President and Chief Pharmaceutical Counsel for Millennium Pharmaceuticals, Inc. From January 2002 to December 2002, Mr. Leicher formed and co-chaired the Lifesciences Practice group at the law firm of Hill & Barlow after re-entering private practice on his own representing and counseling biotechnologies companies on a variety of matters. From 1990 to 1999, Mr. Leicher served in several legal positions at Genetics Institute, Inc., becoming Vice President, Legal in 1996. Mr. Leicher received his J.D. from Georgetown University Law Center and his B.A. from the University of Rochester.

Alexey L. Margolin, Ph.D. has served as our Chief Scientific Officer since August 2004 and as our Senior Vice President, Research and Pre-clinical Development since June 2006. He served as our Vice President of Science from 1996 to 2004 and as our Director of Research from 1993 to 1996. Prior to joining us, Dr. Margolin was responsible for biocatalysis activities on a global basis at Merrell Dow Research Institute. From 1986 to 1988, he worked at the Massachusetts Institute of Technology on enzyme-catalyzed processes. In 2003, Dr. Margolin was elected a fellow of the American Institute of Medicine and Biological Engineering. Dr. Margolin received his M.S. in chemistry and Ph.D. in bio-organic chemistry from Moscow University.

Robert Gallotto currently serves as our Vice President, Strategic Planning and Alliance Management. From January 2003 through December 2005, Mr. Gallotto served as our Vice President, Commercial Development and Alliance Management. Mr. Gallotto joined us in July 2001 as Director of Commercial Development where he was responsible for marketing, product planning and business development. Before joining us, Mr. Gallotto served as Vice President of Marketing and Business Development at Sage BioPharma, Inc., a pharmaceutical company, from August 1999 to June 2001. From January 1996 to July 1999, Mr. Gallotto served in various positions at Serono, Inc. and Biogen, Inc., where he was responsible for overall brand positioning, product launch planning, strategic planning and key alliance management for a portfolio of drugs including Gonal-F and Avonex. From 1987 to 1995, Mr. Gallotto served in various positions in sales, marketing and managed healthcare with The Upjohn Company. Mr. Gallotto received a B.S. in biology from Stonehill College.

Jonathan I. Lieber currently serves as our Vice President, Chief Financial Officer and Treasurer. Mr. Lieber joined us in July 2002 as our Vice President, Finance. From 1998 to June 2002, Mr. Lieber was a member of SG Cowen’s Health Care Investment Banking Group, most recently as a vice president focused on the biotechnology and specialty pharmaceuticals sectors. Prior to joining SG Cowen, Mr. Lieber was a member of the Health Care and High Yield Groups at Salomon Brothers Inc. Mr. Lieber currently serves as a member of the Harvard Vanguard Medical Associates audit committee. Mr. Lieber received an M.B.A. in finance from the Stern School of Business of New York University and a B.Sc. in business administration from Boston University.

Lauren M. Sabella has served as our Vice President, Commercial Development since May 2006. Prior to joining us, Ms. Sabella was employed by Boehringer Ingelheim Pharmaceuticals Inc. for 18 years in positions of increasing responsibility. Most recently, Ms. Sabella served as Vice President Sales, Eastern Zone from October 2002 to April 2006. Previously, she was Executive Director, Marketing in Boehringer’s Respiratory Medicine area, a key therapeutic franchise with several products including Atrovent, Combivent, and Spiriva indicated for the treatment of COPD. Ms. Sabella holds a B.B.A from Hofstra University.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

The primary objectives of the Compensation Committee of our Board of Directors with respect to executive compensation are to attract and retain the best possible executive talent, to motivate them to achieve corporate objectives, and reward them for superior performance. The focus is to tie short and long-term cash and equity incentives, in the form of stock options, to the achievement of measurable corporate and individual performance objectives, and to align executives’ incentives with stockholder value creation. To achieve these objectives, the Compensation Committee has maintained a compensation plan that ties a substantial portion of executives’ overall compensation to our research, clinical, regulatory, commercial, and operational performance. Because we believe the performance of every employee is important to our success, we are mindful of the effect our executive compensation and incentive programs have on all of our employees. In 2006, we began working on a revised compensation structure that is more reflective of our needs as a public company. We anticipate completing this work and implementing a new structure in 2007. Compensation decisions for fiscal year 2006 were determined by using the policies and processes in place prior to our initial public offering and are detailed below.

Through fiscal year 2006, management has developed our compensation plans by utilizing publicly available compensation data and subscription compensation survey data for national and regional companies in the biotechnology industry, in particular data obtained from Radford Biotechnology Surveys, prepared by AON Consulting, Inc. We believe these data provide us with appropriate compensation benchmarks, because these companies have similar organizational structures and tend to compete with us for executives and other employees. For benchmarking executive compensation, we typically review the compensation data we have collected from the surveys, as well as various subsets of these data, to compare elements of compensation based on certain characteristics of the company, such as number of employees and number of shares of stock outstanding. Examples of companies we have used in evaluating our compensation components are Coley Pharmaceutical Group, Inc., CombinatoRx, Incorporated, and XenoPort, Inc.

Based on management’s analyses and recommendations, the Compensation Committee has approved a pay-for-performance compensation philosophy, which is intended to bring base salaries and total executive compensation in line with approximately the 50th percentile of the companies with a similar number of employees represented in the compensation data we review.

We have worked within the framework of this pay-for-performance philosophy to determine each component of an executive’s initial compensation package based on numerous factors, including:

•	the individual’s particular background and circumstances, including training and prior relevant work experience;

•	the individual’s role with us and the compensation paid to similar persons in the companies represented in the compensation data that we review;

•	the demand for people with the individual’s specific expertise and experience at the time of hire;

•	performance goals and other expectations for the position;

•	comparison to other executives within our company having similar levels of expertise and experience; and

•	uniqueness of industry skills.

Each of our employees, including our executive officers, are assigned to a pay grade, determined by comparing position-specific duties and responsibilities with the market pay data and the internal structure. Each pay grade has a salary range with corresponding annual and long-term incentive award opportunities. We believe this is the most transparent and flexible approach to achieve the objectives of the executive compensation program.

Management has also implemented an annual performance management program. During the first quarter of each year, our President and Chief Executive Officer submits his proposal for the company’s goals for that year to our Board of Directors. The Board of Directors reviews the proposed goals, makes any adjustments they believe are necessary or warranted, and approves a set of company goals for the year. Once the company’s goals are established, each employee develops a written individual set of goals to support the goals of their respective department and the company as a whole. Our President and Chief Executive Officer reviews and approves the goals of each of our vice presidents, who themselves approve the goals of the employees within their department. At year end, all employees are reviewed and their performance evaluated relative to the established goals. The review results in a rating based on the achievement of their individual goals as well as an evaluation of their behavior as it impacts their performance and the performance of the company as a whole. Salary increases, bonuses, special recognition awards, stock option awards and promotions, to the extent granted, are tied to the achievement of these corporate, department, and individual performance goals. In addition to rating performance, during the annual review process, department managers also determine if any employee should be promoted and, if there are significant differences in how a person is compensated as compared to industry benchmarks, propose any additional adjustments to be made.

This collaborative annual review process begins in December of each year with each employee completing a written self-evaluation which is reviewed by the appropriate department manager who submits their team merit recommendations to the department vice president. The vice president reviews and meets with human resources to finalize department recommendations which are then reviewed by an internal group at the company comprised of our President and Chief and Executive Officer, Chief Financial Officer, and Director of Human Resources. That group reviews the submissions by each department and prepares a final set of recommendations for submission to our Compensation Committee. The annual reviews of our executive officers are conducted by our President and Chief Executive Officer. Following his review of our executive officers, our President and Chief Executive Officer prepares compensation recommendations for our executive officers which are reviewed and finalized with our Director of Human Resources and submitted together with the recommendations for all our employees to the Compensation Committee, along with a detailed analysis supporting the recommendations. The Compensation Committee may accept or adjust the recommendations. After the Compensation Committee approves the recommendations, managers then meet with employees to deliver their performance review and any compensation adjustments. For all employees, including our executive officers, compensation adjustments are implemented during the first calendar quarter of the year and are effective as of January 1 of that year.

Our Compensation Committee, with contributions from the other members of our Board of Directors, evaluates our President and Chief Executive Officer’s performance and decides in its discretion on any compensation adjustments to be made.

In evaluating compensation for fiscal year 2006, we considered, among others, the following factors and events that occurred during 2006:

•	the successful completion of our initial public offering and the ability to meet the necessary financial and legal requirements of a public company;

•	the close monitoring of our financial position to allow timely completion of our corporate priorities within the approved budget;

•	the execution of a collaboration and license agreement with Genentech for ALTU-238;

•	the advancement of the preclinical development of ALTU-237 to allow for an IND filing in the first half of 2007;

•	the efficient resolution of manufacturing challenges we faced during the second half of 2006 with respect to ALTU-135;

•	improvement of the budgeting process allowing smooth passage of the 2007 budget; and

•	completion of the hiring of a management team with experienced senior professionals.

Compensation Components

The components of our compensation package are as follows:

Base Salary

Base salaries for our executives are established based on the scope of their responsibilities and their prior relevant background, training, and experience, taking into account competitive market compensation paid by the companies represented in the compensation data we review for similar positions and the overall market demand for such executives at the time of hire. As with total executive compensation, we believe that executive base salaries should generally target the 50th percentile of the range of salaries for executives in similar positions and with similar responsibilities in the companies of similar size to us represented in the compensation data we review. An executive’s base salary is also evaluated together with other components of the executive’s other compensation to ensure that the executive’s total compensation is in line with our overall compensation philosophy.

Base salaries are reviewed annually as part of our performance management program and increased for merit reasons, based on the executive’s success in meeting or exceeding individual performance objectives and an assessment of whether significant corporate goals were achieved. We also assess whether there are any significant differences in how a person is compensated compared to industry benchmarks by utilizing survey data from Radford to benchmark the biotechnology industry. If through this assessment we determine that an employee’s compensation is below the benchmarks, a market adjustment is recommended. We also utilize Radford data for determining our merit and adjustment budgets, which are validated through informal networking with other biotechnology companies. Additionally, we review base salaries and make adjustments as warranted for changes in the scope or breadth of an executive’s role or responsibilities and any internal inequities identified through the use of the Radford benchmarks.

Base salary increases are based on a merit rating resulting from the annual review process. The level of merit increase is based on benchmarking data from Radford. The Radford Survey provides an average performance increase for comparable companies. We use that data to establish our own higher or lower percentage increases based on an individual’s level of performance with the goal of the aggregate increases resulting in that average. For example, the average performance increase for 2006 for comparable companies based on the Radford data was 4%. Using that average, we established a distribution in which, depending on the level of performance, employees received a lower or higher percentage merit salary increase for fiscal year 2007. These merit increase values are designed to delineate the various levels of performance in order to recognize and reward the high performing employees. To achieve this goal, certain ratings are assigned absolute values while others are assigned ranges to allow for varying degrees of performance within these categories.

Annual Cash Bonus

Our practice has been to provide employees in senior management level positions with the opportunity to earn an annual cash bonus up to a certain percentage of their annual base salary. The target percentages for these bonuses range from 10% for senior managers below the vice president level, 20% to 35% for vice presidents, 40% for senior vice presidents, and 50% for the president and chief executive officer. These target percentages are generally set forth in the employee’s offer letter and are subject to adjustment in the discretion of the Compensation Committee. This practice is designed to enable us to attract senior level employees and add an additional compensation opportunity in the form of variable pay. As part of the annual review process, performance of each eligible employee is evaluated against the objectives that were mutually established by the employees and their managers. A determination is made as to the percent of the bonus to be awarded. Bonus awards for these employees are determined by the Compensation Committee based on overall corporate performance together with a subjective assessment by their manager of each employee’s achievement of the previously established performance goals which relate to the employee’s area of responsibility. Bonus awards are generally prorated for individuals who joined the company during the applicable year.

In 2006, we hired five additional management level team members who have brought significant experience and expertise to the company, including two of our executive officers named in the Summary Compensation Table. In order to attract these individuals, management sought approval from the Compensation Committee to vary the existing compensation structure for management level team members. While we were successful with hiring these individuals, we created some inequities within the existing population of the management level team. To address the inequities, management recommended, and the Compensation Committee approved in March 2007, additional incentive bonus awards in addition to their 2006 target percentage bonuses for several executive officers in order to align their 2006 bonus awards with that of our recently hired executive officers. For performance during fiscal year 2006, our President and Chief Executive Officer was eligible to receive an annual bonus of up to 50% of his base salary, Dr. Blank was eligible to receive up to 40% of his base salary, and Ms. Sabella was eligible to receive up to 35% of her base salary. Mr. Lieber and Dr. Margolin were eligible to receive 20% of their base salary and based on their performance and their contributions in relation to their peer executives, they received additional incentive awards bringing their aggregate bonuses in line with executives with target bonuses of 35% and 40% of base salary, respectively. See the Summary Compensation Table below.

In addition to their annual cash bonus, management recommended, and the Compensation Committee approved in March 2007, special cash recognition awards for two of our executive officers, who are not named in the Summary Compensation Table, for their work in achieving the execution of a collaboration and license agreement with Genentech for ALTU-238.

Long-Term Incentives

We believe that long-term performance is achieved through an ownership culture that encourages long-term participation by our executive officers in equity-based awards, in the form of stock options. Our Amended and Restated 2002 Employee, Director and Consultant Stock Plan, as amended, or our 2002 Stock Plan, allows the grant to executive officers of stock options, restricted stock, and other equity-based awards. To date, we have only granted stock options but we may consider the possibility of granting other types of equity awards as our business strategy evolves. We typically make an initial stock option award to new employees and performance-based awards as part of our overall compensation program as well as option grants to reflect promotions, as necessary. We have not adopted stock ownership guidelines. As we mature as a company and our risk profile is reduced, the Compensation Committee has implemented a policy of ensuring that management limits equity awards to reflect the greater value represented by each share of an equity award.

Initial Stock Option Awards

Executives who join us are awarded initial stock option grants. These grants have an exercise price equal to the closing price of our common stock on the date of grant, which is generally the first day of the officer’s employment, and a four-year vesting schedule with 1/16th of the shares vesting on the last day of each successive three-month period following the date of grant. The amount of the initial stock option award is determined based on the executive’s position with us and analysis of the competitive practices of the companies similar in size to us represented in the compensation data that we review with the goal of creating a total compensation package for new employees that is competitive with other biotechnology companies and that will enable us to attract high quality people. Our President and Chief Executive Officer is currently authorized by the Compensation Committee to make initial stock option grants within certain parameters, beyond which Compensation Committee approval is required.

To determine the proposed option recommendations for new hires in 2006, we followed the methodology outlined in the 2004 Radford Biotechnology Survey — Stock Options as a Percent of Outstanding Shares Report. Specifically, we used the recommendation for New Hire guidelines for placement at the 50th percentile for companies with less than 30 million shares outstanding. Based on these findings, we then proposed a range below and above the guidelines to allow for flexibility and competitiveness when determining new hire options as part of the hiring process and the compensation that we can offer a potential employee.

In connection with a review of our stock option award policies following the completion of our initial public offering, in 2006, we began to consider a new methodology for awarding stock options to new employees which is reflective of the reduced risk of joining a public company and consistent with other publicly traded biotechnology companies of a similar size. We anticipate completing this work and implementing a new policy in 2007.

Annual Stock Option Awards

Our practice is to make annual stock option awards as part of our overall performance management program to those employees who earn a certain threshold performance rating or above. The Compensation Committee believes that stock options provide management with a strong link to long-term corporate performance and the creation of stockholder value. We intend that the annual aggregate value of these awards will be set near competitive median levels for companies represented in the compensation data we review. The size of the pool of options or equity awards is also intended to be limited to the actual number of shares added to the option plan each year under a pre-defined, stockholder approved formula. The formula adds a number of shares to the option plan equal to 3% of our fully diluted outstanding shares and establishes a budget for option awards that the Compensation Committee uses to help assure that employee ownership is balanced with the interests of our stockholders. As is the case when the amounts of base salary and initial option awards are determined, a review of all components of the executive’s compensation is conducted when determining annual option awards to ensure that an executive’s total compensation conforms to our overall philosophy and objectives. A pool of options is reserved for executives and non-executives based on setting a target grant level for each employee category, with the higher ranked employees being eligible for a higher target grant. Annual performance option grants are prorated for employees who were employed for only part of the fiscal year.

The timing of these grants is consistent each year with a regularly scheduled meeting of the Compensation Committee and is not coordinated with the public release of nonpublic material information.

In determining stock option grants for 2006 performance, which were approved by our Compensation Committee in March 2007, we used the 2006 Radford Biotechnology Survey — Stock Options as a Percent of Outstanding Shares Report as our starting point. This report contains data on option grants for each position at small publicly traded biotechnology companies, defined as those with less than 30 million shares outstanding; medium publicly traded biotechnology companies, defined as those with 30 to 99 million shares outstanding; and large publicly traded biotechnology companies, defined as those with 100 million or more shares outstanding. Performance grants are based on the median grant levels given for each position by the companies surveyed which are based on a percentage of shares outstanding. This report however, includes companies that vary in size, have different number of employees, have different organizational structures, have a more established option philosophy, and multiple incumbents in a particular job code or position which can impact the weights assigned to each position. Because such variances can have an impact on the weight assigned to the roles within these companies, as additional analysis, we developed a customized report from the Radford report where we identified a subset of companies most similar to ours. In this customized report, we included companies with less than 500 employees and that had less than 30 million shares outstanding. We believe the results of the customized report were a better benchmark for determining performance option grants for 2006 because it enabled us to base our recommendations to the Compensation Committee on companies that most closely resemble us.

Promotion Grants

If an employee receives a promotion during the year, at the time the Compensation Committee reviews our annual recommendations for compensation adjustments, we also recommend that the Compensation Committee approve stock option grants to reflect the promotion. Generally, these promotion grants begin to vest on the date the Compensation Committee approves the stock option grant. The method for determining each promotion grant is based on the numbers used for determining an initial stock option grant for the position and determining the difference in the midpoint of the new job code from the existing job code.

Other Compensation

We maintain broad-based benefits and perquisites that are provided to all employees, including health insurance, life and disability insurance, dental insurance, and a 401(k) plan. In particular circumstances, we also utilize cash signing bonuses when certain executives and senior non-executives join us. Such cash signing bonuses are typically repayable in full to the company if the recipient voluntarily terminates employment with us prior to the first anniversary of the date of hire and are repayable in part if the recipient voluntarily terminates employment with us between the first anniversary and the second anniversary of the date of hire. Whether a signing bonus is paid and the amount thereof is determined on a case-by-case basis under the specific hiring circumstances. For example, we have paid and will consider paying cash bonuses to compensate for amounts forfeited by an executive upon terminating prior employment. In addition, we may assist with certain expenses associated with an executive joining and maintaining their employment with us. For example, we reimburse our President and Chief Executive Officer for commuting costs, which we believe facilitates his ability to conduct business activities on behalf of the company. Also, in 2006, we hired our Vice President of Commercial Development and have agreed to reimburse her for her housing costs, and in connection with the hiring of our Senior Vice President, Medicine, Regulatory Affairs and Project Management, we reimbursed him for his relocation expenses. We have also provided tax reimbursement compensation associated with these taxable benefits.

We believe these forms of compensation create additional incentives for an executive to join our company in a position where there is high market demand. These forms of compensation are, however, recommended by our President and Chief Executive Officer and approved by the Compensation Committee in its discretion, and are typically structured to not exceed certain monetary amounts and/or time periods. These forms of compensation are generally subject to repayment on a pro-rata basis if the executive terminates his or her employment within one or two years of their date of hire.

Executive Officer Compensation Policies to be Applied in 2007 and Subsequent Years

In 2006, we began working on a revised compensation structure that is more reflective of our needs as a public company. Management has engaged a compensation consultant to assist us in this process and we anticipate completing this work and implementing a new structure in 2007.

Termination Based Compensation

Severance

Sheldon Berkle, President and Chief Executive Officer

As of December 31, 2006

At the end of fiscal year 2006, only our President and Chief Executive Officer had a severance arrangement with us, pursuant to which he is entitled to 12 months’ severance at a rate equal to his then-current base salary in the event that his employment is terminated under the circumstances discussed below under “— Potential Payments Upon Termination or Change in Control”. We have also agreed, in these circumstances, to assume payments under Mr. Berkle’s house and automobile leases in the Boston, Massachusetts area for the 12-month severance period, or, if shorter, until the expiration of the respective terms of the leases, up to an aggregate of $25,000. The Compensation Committee agreed to this severance package as part of the negotiations with Mr. Berkle to secure his services as our chief executive officer. The Compensation Committee approved the severance package based on their experience serving on boards of directors and compensation committees of life science companies of a similar size and stage of development to us and their familiarity with severance packages offered to chief executive officers of such companies. The Compensation Committee also relied upon information provided by certain advisors to the company with experience and familiarity regarding severance arrangements. Based on this knowledge, experience and information, we believe that a 12-month severance period and reimbursement for the remaining terms of house and automobile leases are both reasonable and generally in line with severance packages negotiated with chief executive officers of similarly situated companies. See “— Severance and Change in Control Arrangements Approved in Fiscal Year 2007” below.

Our Other Named Executive Officers

As of December 31, 2006

As of the end of fiscal year 2006, none of our other executive officers had any severance arrangements with us. See “— Severance and Change in Control Arrangements Approved in Fiscal Year 2007” below.

Acceleration of Vesting of Stock Option Awards

Pursuant to our stock option agreements with our executive officers, in the event of a change in control, as defined in our 2002 Stock Plan, the vesting of outstanding stock option awards held by these executive officers will accelerate if the executive officer is terminated for certain reasons after a change in control, which we refer to as “double trigger” acceleration. See “— Potential Payments Upon Termination or Change in Control — Termination of Employment and Change in Control Arrangements — Change in Control

Arrangements Under Our 2002 Stock Plan” below for a detailed discussion of these provisions. We believe a “double trigger” requirement maximizes stockholder value because it prevents an unintended windfall to management in the event of a friendly, or non-hostile, change in control. Under this structure, unvested option awards under our 2002 Stock Plan would continue to provide our executives with the incentive to remain with the company after a friendly change in control. If, by contrast, our 2002 Stock Plan had only a “single trigger,” and if a friendly change in control occurred, management’s option awards would all vest immediately, creating a windfall, and the buyer would then likely find it necessary to replace the compensation with new unvested equity awards in order to retain management. This rationale is why we believe a “double-trigger” equity vesting acceleration mechanism is more stockholder-friendly, and thus more appropriate for our company, than a “single trigger” acceleration mechanism.

Severance and Change in Control Arrangements Approved in Fiscal Year 2007

The Compensation Committee recognizes that executives, especially highly ranked executives, often face challenges securing new employment following termination. In March 2007, the Compensation Committee approved severance and change in control arrangements with each of our executive officers and authorized us to enter into agreements with our executive officers reflecting the approved terms. The Compensation Committee approved placing the executive officers into three categories, based on level of responsibility and seniority, and approved a corresponding set of severance and change in control arrangements for each category, which are detailed below under “— Potential Payments Upon Termination or Change in Control — Severance and Change in Control Arrangements Approved in Fiscal Year 2007”. One category is comprised solely of our President and Chief Executive Officer, Mr. Berkle, a second category includes Mr. Lieber and Drs. Blank and Margolin, and the third category includes Ms. Sabella. As a public company, we have continued to review the practices of companies similar to us in the compensation data we obtained and we believe that the approved terms of Mr. Berkle’s severance and change in control arrangement, and those of our other executive officers, are generally in line with severance packages offered to chief executive officers and other executive officers of the public companies of similar size to us represented in the compensation data we reviewed.

Conclusion

Our compensation policies are designed and are continually being developed to retain and motivate our senior executive officers and to ultimately reward them for outstanding individual and corporate performance.

Summary Compensation Table

					Option		All Other
Name and Principal Position	Year	Salary ($)	Bonus ($)		Awards ($)(1)		Compensation ($)		Total ($)

Sheldon Berkle	2006	412,000	164,800	(2)	283,318	(3)	35,766	(4)	895,884
President and Chief Executive Officer
Jonathan I. Lieber	2006	250,000	70,000	(2)	96,419	(5)	11,196	(6)	427,615
Vice President, Chief Financial Officer and Treasurer
Burkhard Blank, M.D.(7)	2006	206,365	215,408	(8)	379,911	(9)	77,718	(10)	879,402
Senior Vice President, Medicine, Regulatory Affairs, and Project Management
Alexey L. Margolin, Ph.D.	2006	294,567	96,164	(2)	100,370	(11)	11,262	(12)	502,363
Senior Vice President, Research and Pre-clinical Development, Chief Scientific Officer
Lauren M. Sabella(13)	2006	178,362	224,200	(14)	415,315	(15)	62,589	(16)	880,466
Vice President, Commercial Development

(1)	See Notes 2 and 14 to our audited consolidated financial statements for the year ended December 31, 2006 included in our Annual Report on Form 10-K for details as to the assumptions used to determine the fair value of the option awards and Note 14 to our audited consolidated financial statements for the year ended December 31, 2006 included in our Annual Report on Form 10-K describing all forfeitures during the year ended December 31, 2006. Our executive officers will not realize the value of these awards in cash until these awards are exercised and the underlying shares are subsequently sold. See also our discussion of stock-based compensation under “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Critical Accounting Policies and Significant Judgments and Estimates” in our Annual Report on Form 10-K.

(2)	Represents a cash bonus for performance during the fiscal year ended December 31, 2006, which was paid in 2007.

(3)	Consists of $218,278 and $65,040, representing the compensation expense incurred by us in fiscal year 2006 in connection with option grants to Mr. Berkle to purchase 566,943 shares of common stock on May 9, 2005 and 26,166 shares of common stock on January 9, 2006, respectively, calculated in accordance with SFAS 123(R).

(4)	Consists of $9,900 in matching contributions made under our 401(k) plan, $1,362 in life insurance premiums, $16,724 for the reimbursement of commuting costs incurred by Mr. Berkle and $7,780 as a tax reimbursement in connection with the commuting costs.

(5)	Consists of $8,637, $568, $9,836, $5,578, $5,960, and $65,840, representing the compensation expense incurred by us in fiscal year 2006 in connection with option grants to Mr. Lieber to purchase 130,833 shares of common stock on July 15, 2002, 4,361 shares of common stock on November 6, 2003, 17,444 shares of common stock on June 17, 2004, 10,903 shares of common stock on December 13, 2004, 21,805 shares of common stock on January 27, 2005, and 26,488 shares of common stock on January 9, 2006, respectively, calculated in accordance with SFAS 123(R).

(6)	Consists of $9,900 in matching contributions made under our 401(k) plan and $1,296 in life insurance premiums.

(7)	Dr. Blank joined us on June 8, 2006.

(8)	Consists of a $65,408 prorated cash bonus for performance during the fiscal year ended December 31, 2006, which was paid in 2007, to reflect that Dr. Blank joined us in June 2006, and a $150,000 sign-on bonus.

(9)	Represents the compensation expense incurred by us in fiscal year 2006 in connection with an option grant to Dr. Blank to purchase 200,000 shares of common stock on June 8, 2006, calculated in accordance with SFAS 123(R).

(10)	Consists of $9,900 in matching contributions made under our 401(k) plan, $681 in life insurance premiums, $45,821 for the reimbursement of relocation costs incurred by Dr. Blank and $21,316 as a tax reimbursement in connection with the relocation costs.

(11)	Consists of $2,273, $15,984, $5,578, $9,536, and $66,999, representing the compensation expense incurred by us in fiscal year 2006 in connection with option grants to Dr. Margolin to purchase 17,444 shares of common stock on November 6, 2003, 28,347 shares of common stock on June 17, 2004, 10,903 shares of common stock on December 13, 2004, 34,889 shares of common stock on January 27, 2005, and 26,954 shares of common stock on January 9, 2006, respectively, calculated in accordance with SFAS 123(R).

(12)	Consists of $9,900 in matching contributions made under our 401(k) plan and $1,362 in life insurance premiums.

(13)	Ms. Sabella joined us on May 1, 2006.

(14)	Consists of $74,200 as a cash bonus for performance during the fiscal year ended December 31, 2006, which was paid in 2007, a $100,000 sign-on bonus and a $50,000 special incentive bonus paid to Ms. Sabella for foregoing the opportunity to receive a bonus from her prior employer in order to commence employment with us.

(15)	Represents the compensation expense incurred by us in fiscal year 2006 in connection with an option grant to Ms. Sabella to purchase 160,000 shares of common stock on May 1, 2006, calculated in accordance with SFAS 123(R).

(16)	Consists of $9,900 in matching contributions made under our 401(k) plan, $795 in life insurance premiums, $32,200 for the reimbursement of housing costs incurred by Ms. Sabella and $19,694 as a tax reimbursement in connection with the housing costs.

2006 Grants of Plan-Based Awards

The following table shows information regarding grants of equity awards during the fiscal year ended December 31, 2006 to the executive officers named in the Summary Compensation Table above.

		Board of	All Other
		Directors	Option
		Approval	Awards:				Grant Date
		Date	Number of		Exercise or		Fair Value of
		(If Different	Securities		Base Price of		Stock and
		than	Underlying		Option		Option
Name	Grant Date	Grant Date)	Options (#)		Awards ($/Sh)		Awards(1)

Sheldon Berkle	1/09/06		26,166	(2)	11.47	(2)	$266,919
President and Chief Executive Officer
Jonathan I. Lieber	1/09/06		26,488	(2)	11.47	(2)	$270,204
Vice President, Chief Financial Officer and Treasurer
Burkhard Blank, M.D.	6/08/06	3/30/06	200,000	(3)	19.15	(4)	$2,694,420
Senior Vice President, Medicine, Regulatory Affairs, and Project Management
Alexey L. Margolin, Ph.D.	1/09/06		26,954	(2)	11.47	(2)	$274,958
Senior Vice President, Research and Pre-clinical Development and Chief Scientific Officer
Lauren M. Sabella	5/01/06	3/29/06	160,000	(5)	22.11	(4)	$2,486,784
Vice President, Commercial Development

(1)	See Notes 2 and 14 to our audited consolidated financial statements for the year ended December 31, 2006 included in our Annual Report on Form 10-K for details as to the assumptions used to determine the fair value of the options awards and Note 14 to our audited consolidated financial statements for the year ended December 31, 2006 included in our Annual Report on Form 10-K describing all forfeitures during the year ended December 31, 2006. Our executive officers will not realize the value of these awards in cash until these awards are exercised and the underlying shares are subsequently sold. See also our discussion of stock-based compensation under “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Critical Accounting Policies and Significant Judgments and Estimates” in our Annual Report on Form 10-K.

(2)	Represents annual stock option awards granted for performance during the fiscal year ended December 31, 2005. These options were granted prior to the completion of our initial public offering on January 31, 2006 and were granted under our 2002 Employee, Director and Consultant Stock Plan, prior to its amendment and restatement in connection with our initial public offering, with an exercise price equal to the fair market value of our common stock on the date of grant, as determined by our Board of Directors.

(3)	Represents an initial stock option grant to Dr. Blank who joined us on June 8, 2006.

(4)	This stock option was granted under our Amended and Restated 2002 Employee, Director and Consultant Stock Plan with an exercise price equal to the closing price of our common stock on the date of grant as reported by The Nasdaq Global Market.

(5)	Represents an initial stock option grant to Ms. Sabella who joined us on May 1, 2006.

The terms of Mr. Berkle’s compensation are derived from our employment agreement with him and from annual performance reviews conducted by the Compensation Committee. The terms of each of our other executive officers’ compensation are derived from our letter agreements entered into between us and the executive officers, and annual performance reviews conducted by our management and the Compensation Committee. Annual base salary increases, annual stock option awards and cash bonuses, if any, for Mr. Berkle are determined by the Compensation Committee. Mr. Berkle recommends annual base salary increases, annual stock option awards and cash bonuses, if any, for the other executive officers, which are reviewed and approved by the Compensation Committee.

Employment Agreement with Mr. Sheldon Berkle

We entered into an employment agreement with Sheldon Berkle, our President and Chief Executive Officer, in May 2005. Mr. Berkle’s annual base salary is currently $434,660. Pursuant to the agreement, Mr. Berkle has the opportunity to earn an annual performance bonus of up to 50% of his salary, based on achievement of a series of personal and corporate objectives that our Board of Directors and Mr. Berkle define annually, and is also eligible to receive annual stock option grants based on our corporate performance. Mr. Berkle also received a signing bonus of $153,500. Such bonus replaced a loan from us to Mr. Berkle in the amount of $150,000 at the commencement of his employment, which loan was repaid prior to the filing of the registration statement relating to our initial public offering. Upon appointment as our President and Chief Executive Officer and as provided in the employment agreement, Mr. Berkle received options to purchase 566,943 shares of our common stock at an exercise price of $3.92 per share. One quarter of the options vested on the first anniversary of his employment, with the balance vesting monthly for three additional years. Of the 566,943 options, 490,434 were immediately exercisable for shares of restricted stock, subject to a repurchase right by us that lapses based on the same vesting schedule as the options. As a condition of employment, Mr. Berkle has entered into a non-competition/non-solicitation agreement pursuant to which he has agreed not to compete with us for a period of 12 months after the termination of his employment. Mr. Berkle’s employment agreement does not have a defined term.

The Compensation Committee has also approved reimbursing Mr. Berkle for his commuting costs and reimbursement of taxes in connection with these benefits.

Mr. Berkle is entitled to certain benefits in connection with a termination of his employment or a change in control discussed below under “— Potential Payments Upon Termination or Change in Control”.

Offer Letters

We do not have formal employment agreements with any of our executive officers other than Mr. Berkle and each of these executive officers is employed with us on an at-will basis. However, certain elements of the executive officers’ compensation and other employment arrangements are set forth in letter agreements that we executed with each of them at the time their employment with us commenced. The letter agreements provide, among other things, the executive officer’s initial annual base salary and initial stock option grant. These letter agreements are further described below. Since the date of the letter agreements entered into with our executive officers, the compensation paid to each has been increased and additional stock options have been granted.

Jonathan I. Lieber.  Pursuant to a letter agreement dated May 30, 2002 between us and Mr. Lieber, we agreed to employ Mr. Lieber as Vice President of Finance beginning in July 2002. Under the terms of the letter agreement and our bonus program, Mr. Lieber is eligible to receive an annual cash bonus of up to 20% of his base salary based on the achievement of certain mutually established objectives. In 2006, Mr. Lieber began serving as our Vice President, Chief Financial Officer and Treasurer. In connection with the hiring of five new members of our management team during 2006, including two vice presidents, each of whom is eligible to receive an annual cash bonus up to a certain percentage of their base salary, we recommended, and the Compensation Committee approved in March 2007, a special incentive award for Mr. Lieber in addition to his bonus of up to 20% of his base salary, in order to bring his aggregate bonus in line with executives with target bonuses of 35%. Mr. Lieber’s annual base salary is currently $268,500.

Burkhard Blank, M.D.  Pursuant to a letter agreement dated June 2, 2006 between us and Dr. Blank, we agreed to employ Dr. Blank as Senior Vice President, Medicine, Regulatory Affairs, and Project Management beginning on June 8, 2006. Dr. Blank’s annual base salary is currently $376,242. Under the terms of the letter agreement and our bonus program, Dr. Blank is eligible to receive an annual cash bonus of up to 40% of his base salary based on achieving mutually established performance objectives. In connection with the execution of the letter agreement, we paid Dr. Blank a $150,000 sign-on bonus, which is repayable in full in the event Dr. Blank voluntarily terminates his employment prior to the first anniversary of his employment with us. In the event Dr. Blank voluntarily terminates his employment with us on or after the first anniversary of his employment, but prior to the second anniversary of his employment, half of the bonus is repayable to us. In addition, we agreed to reimburse Dr. Blank up to $70,000 for his relocation expenses, a prorated amount of which is repayable in the event Dr. Blank terminates his employment before his first anniversary of employment. We have also agreed to pay Dr. Blank a tax reimbursement in connection with these benefits.

Alexey L. Margolin, Ph.D.  Pursuant to a letter agreement dated May 3, 1993 between us and Dr. Margolin, we agreed to employ Dr. Margolin as Director of Research. Since August 2004, Dr. Margolin has served as our Chief Scientific Officer and, since June 2006, he has also served as our Senior Vice President of Research and Pre-clinical Development. Although Dr. Margolin’s offer letter does not provide for an annual bonus, pursuant to our bonus program, Dr. Margolin is eligible to receive an annual cash bonus of up to 20% of his base salary based on the achievement of certain mutually established objectives. In connection with the hiring of five new members of our management team during 2006, including three senior vice presidents, each of whom is eligible to receive an annual cash bonus up to a certain percentage of their base salary, we recommended, and the Compensation Committee approved in March 2007, a special incentive award for Dr. Margolin in addition to his bonus of up to 20% of his base salary, in order to bring his aggregate bonus in line with executives with target bonuses of 40%. Dr. Margolin’s annual base salary is currently $322,041.

Lauren M. Sabella.  Pursuant to a letter agreement dated April 4, 2006 between us and Ms. Sabella, we agreed to employ Ms. Sabella as Vice President, Commercial Development beginning on May 1, 2006. Ms. Sabella’s annual base salary is currently $273,878. Under the terms of the letter agreement and our bonus program, Ms. Sabella is eligible to receive an annual cash bonus of up to 35% of her base salary based on achieving mutually established performance objectives. In connection with the execution of the letter agreement, we paid Ms. Sabella a $100,000 sign-on bonus and a $50,000 special incentive bonus for forgoing the opportunity to receive a bonus from her prior employer in order to commence employment with us. In the event Ms. Sabella voluntarily terminates her employment with us on or after the first anniversary of her employment but prior to the second anniversary, half of the bonuses are repayable to us. In addition, we agreed to provide Ms. Sabella with corporate housing, all of which is repayable in the event Ms. Sabella terminates her employment before the first anniversary of her employment with us. We have also agreed to pay Ms. Sabella a tax reimbursement in connection with these benefits. We have agreed to reevaluate the ongoing provision of corporate housing for Ms. Sabella after the completion of her first year of employment.

Fiscal Year 2006 Stock Option Awards

Annual Stock Option Grants

On January 9, 2006, prior to the completion of our initial public offering on January 31, 2006, the Compensation Committee granted our executive officers option awards as of part of the Compensation Committee’s annual stock option grants to all of our officers and employees. These awards represented compensation for performance in 2005. These option grants were awarded under our 2002 Employee, Director and Consultant Stock Plan, prior to its amendment and restatement in connection with our initial public offering, and vest as to 1/16th of the shares on the last day of each successive three-month period following the date of grant and, in addition, are immediately exercisable for shares of restricted stock, which are subject to our repurchase right that lapses based on the vesting schedule of the option. These options were granted with an exercise price equal to the fair market value of our common stock on the date of grant, as determined by our Board of Directors.

The option grants to Mr. Berkle and all other employees who were not employed with us for the full 2005 fiscal year were prorated based on length of service.

Initial Stock Option Grants

On May 1, 2006 and June 8, 2006, we granted Ms. Sabella and Dr. Blank, respectively, stock options in connection with their commencement of employment with us. These initial hire stock option grants were granted under our Amended and Restated 2002 Employee, Director and Consultant Stock Plan with an exercise price equal to the fair market value of our common stock on the grant, which, in accordance with the 2002 Stock Plan, is the closing price of our common stock on the date of grant as reported by The Nasdaq Global Market. Subject to the terms of the 2002 Stock Plan and the option agreements issued in connection with these grants, all of the options vest as to 1/16th of the shares on the last day of each successive three-month period following the date of grant.

In the event of a termination in connection with a change in control, the vesting of all outstanding stock options held by our executive officers will be accelerated in full, as further discussed below under “— Potential Payments Upon Termination or Change in Control”.

Compensation Actions in 2007

On March 4, 2007, the Compensation Committee approved annual cash bonus awards for performance during 2006, which are reflected above in the Summary Compensation Table. At that time, the Compensation Committee also approved annual base salary increases for 2007 and stock option awards for 2006 performance. A summary of these compensation actions as they compare to 2006 for the executive officers named in the Summary Compensation Table is set forth below.

				2006 Performance		2007 Performance
	2006 Base	2007 Base		Stock Option		Stock Option
Name	Salary ($)	Salary ($)		Grant (# of Shares)		Grant (# of Shares)

Sheldon Berkle	412,000	434,660	(1)	26,166	(2)	126,250
President and Chief Executive Officer
Jonathan I. Lieber	250,000	268,500	(3)	26,488		42,500
Vice President, Chief Financial Officer and Treasurer
Burkhard Blank, M.D.	365,000	376,242	(4)	—		20,230	(5)
Senior Vice President, Medicine, Regulatory Affairs, and Project Management
Alexey L. Margolin, Ph.D.	300,513	322,041	(6)	26,954		36,125
Senior Vice President, Research and Pre-clinical Development, Chief Scientific Officer
Lauren M. Sabella	265,000	273,878	(7)	—		24,204	(8)
Vice President, Commercial Development

(1)	Represents an increase of $22,660 based on a 5.5% merit increase.

(2)	Mr. Berkle’s performance stock option grant for 2005 performance was prorated because he joined us in May 2005.

(3)	Represents an increase of $17,500 based on a 7% merit increase and $1,000 market adjustment.

(4)	Represents an increase of $11,242 based on a prorated 5.5% merit increase. Dr. Blank’s salary increase was prorated because he joined us in June 2006.

(5)	Dr. Blank’s performance stock option grant was prorated because he joined us in June 2006.

(6)	Represents an increase of $16,528 based on a 5.5% merit increase and $5,000 market adjustment.

(7)	Represents an increase of $8,878 based on a prorated 5% merit increase. Ms. Sabella’s salary increase was prorated because she joined us in May 2006.

(8)	Ms. Sabella’s performance stock option grant was prorated because she joined us in May 2006.

On March 4, 2007, the Compensation Committee also approved a promotion stock option grant for Mr. Lieber to purchase 11,000 shares of common stock in connection with his promotion to Chief Financial Officer at the end of 2005, at which time he was not awarded a promotion stock option grant. This option grant commenced vesting as of January 1, 2006.

Outstanding Equity Awards at Fiscal 2006 Year-End

The following table shows grants of stock options outstanding on December 31, 2006, the last day of the fiscal year, held by each of the executive officers named in the Summary Compensation Table above.

	Option Awards
	Number of		Number of
	Securities		Securities
	Underlying		Underlying
	Unexercised		Unexercised		Option	Option
	Options (#)		Options (#)		Exercise	Expiration
Name	Exercisable		Unexercisable		Price ($)	Date

Sheldon Berkle	190,416		342,527	(1)	3.92	5/08/15
President and Chief Executive Officer
	4,905		21,261	(2)	11.47	1/08/16
Jonathan I. Lieber	126,833	(3)	—		3.92	7/14/12
Vice President, Chief Financial Officer and Treasurer
	4,361	(4)	—		3.92	11/07/13
	13,083		4,361	(5)	3.92	6/16/14
	10,903	(6)	—		3.92	12/12/14
	9,539		12,266	(7)	3.92	1/26/15
	4,966		21,522	(2)	11.47	1/08/16
Burkhard Blank, M.D.	25,000		175,000	(8)	19.15	6/08/16
Senior Vice President, Medicine, Regulatory Affairs, and Project Management
Alexey L. Margolin, Ph.D.	16,354	(9)	—		7.25	12/19/10
Senior Vice President, Research and Pre-clinical Development, Chief Scientific Officer
	65,416	(10)	—		3.92	12/20/11
	21,805	(11)	—		3.92	7/30/12
	17,444	(4)	—		3.92	11/05/13
	21,260		7,087	(5)	3.92	6/16/14
	10,903	(6)	—		3.92	12/12/14
	15,263		19,626	(7)	3.92	1/26/15
	5,053		21,901	(2)	11.47	1/08/16
Lauren M. Sabella	20,000		140,000	(12)	22.11	5/01/16
Vice President, Commercial Development

(1)	Represents the unexercised portion of an option to purchase 566,943 shares of common stock, which vested as to 25% of the shares on May 9, 2006 and vests as to an additional 1/48th of the shares on a monthly basis thereafter. The option is immediately exercisable for 481,936 shares of restricted stock, which are subject to our repurchase right that lapses in accordance with the vesting schedule cited in the previous sentence.

(2)	The option vests as to 1/16th of the shares on the last day of each successive three-month period following January 9, 2006. The option is immediately exercisable for shares of restricted stock, which are subject to our repurchase right that lapses in accordance with the vesting schedule cited in the previous sentence.

(3)	Represents the unexercised portion of an option to purchase 130,833 shares of common stock, which vested as to 1/16th of the shares on the last day of each successive three-month period following July 15, 2002.

(4)	The option vested as to 1/16th of the shares on the last day of each successive three-month period following December 20, 2002.

(5)	The option vests as to 1/16th of the shares on the last day of each successive three-month period following December 19, 2003. The option is immediately exercisable for shares of restricted stock, which are subject to our repurchase right that lapses in accordance with the vesting schedule cited in the previous sentence.

(6)	The option vested as to 1/8th of the shares on the last day of each successive three-month period following December 13, 2004. The option is immediately exercisable for shares of restricted stock, which are subject to our repurchase right that lapses in accordance with the vesting schedule cited in the previous sentence.

(7)	The option vests as to 1/16th of the shares on the last day of each successive three-month period following January 27, 2005. The option is immediately exercisable for shares of restricted stock, which are subject to our repurchase right that lapses in accordance with the vesting schedule cited in the previous sentence.

(8)	The option vests as to 1/16th of the shares on the last day of each successive three-month period following June 8, 2006.

(9)	The option vested as to 1/16th of the shares on the last day of each successive three-month period following December 20, 2000.

(10)	The option vested as to 1/16th of the shares on the last day of each successive three-month period following December 21, 2001.

(11)	The option vested as to 1/16th of the shares on the last day of each successive three-month period following December 31, 2001.

(12)	The option vests as to 1/16th of the shares on the last day of each successive three-month period following May 1, 2006.

2006 Option Exercises and Stock Vested

The following table shows information regarding exercises of options to purchase our common stock by the executive officers named in the Summary Compensation Table above during the fiscal year ended December 31, 2006.

Option Awards
Number of
	Shares	Value
	Acquired on	Realized on
Name	Exercise (#)	Exercise ($)(1)

Sheldon Berkle	34,000	486,170
President and Chief Executive Officer
Jonathan I. Lieber	4,000	61,020
Vice President, Chief Financial Officer and Treasurer
Burkhard Blank, M.D.	—	—
Senior Vice President, Medicine, Regulatory Affairs, Project Management
Alexey L. Margolin, Ph.D.	—	—
Senior Vice President, Research and Pre-clinical Development, Chief Scientific Officer
Lauren M. Sabella	—	—
Vice President, Commercial Development

(1)	Amounts shown in this column do not necessarily represent actual value realized from the sale of the shares acquired upon exercise of options because in many cases the shares are not sold on exercise but continue to be held by the executive officer exercising the option. The amounts shown represent the difference between the option exercise price and the market price on the date of exercise, which is the amount that would have been realized if the shares had been sold immediately upon exercise.

Pension Benefits

We do not have any qualified or non-qualified defined benefit plans.

Nonqualified Deferred Compensation

We do not have any non-qualified defined contribution plans or other deferred compensation plans.

Potential Payments Upon Termination or Change in Control

The terms of our employment agreement with our President and Chief Executive Officer obligate us to make certain payments and provide certain benefits to our President and Chief Executive Officer in the event of a termination of employment. In addition, in the event of a termination of employment in connection with a change in control, all outstanding stock options held by our executive officers will vest in full. The following information summarizes the potential payments to each of the executive officers named in the Summary Compensation Table assuming that either of these events occurs. The information presented assumes that the event occurred on December 29, 2006, the last business day of our most recently completed fiscal year. The closing price of our common stock as listed on The Nasdaq Global Market was $18.85 per share on December 29, 2006, the last trading day prior to the end of our most recently completed fiscal year.

Termination of Employment and Change in Control Arrangements

Mr. Sheldon Berkle, President and Chief Executive Officer

Pursuant to our employment agreement with Mr. Berkle, our President and Chief Executive Officer, in effect on December 31, 2006, he is entitled to 12 months’ severance at a rate equal to his then-current base salary in the event that we terminate his employment without cause or he resigns for good reason, or if he resigns for good reason within six months following a change in control. We have agreed, in these circumstances, to assume payments under Mr. Berkle’s house and automobile leases in the Boston, Massachusetts area for the 12-month severance period, or, if shorter, until the expiration of the respective terms of the leases, up to an aggregate of $25,000. If Mr. Berkle had been terminated under the above referenced circumstances on December 29, 2006, he would have been entitled to $437,000, which assumes and includes the maximum $25,000 in house and automobile lease payments.

As defined in Mr. Berkle’s employment agreement:

•	“Cause” includes, and is not limited to, dishonesty with respect to us or any affiliate, insubordination, substantial malfeasance or nonfeasance of duty, unauthorized disclosure of confidential information, breach of any material provision of any employment, consulting, advisory, nondisclosure, non-competition or similar material agreement with us, which breach is not cured to the satisfaction of the Board of Directors within ten days after notice to Mr. Berkle by us of such breach, and conduct substantially prejudicial to our business or that of any affiliate. The determination of the Board of Directors, unless it has delegated power to act on its behalf to a committee, in which case the determination of the committee, as to the existence of “cause” will be conclusive on Mr. Berkle and us.

•	“Good Reason” means Mr. Berkle terminates his employment after there has occurred a material adverse change in his duties, authority or responsibilities which causes his position with us to become of significantly less responsibility or authority than it was immediately prior to such change, or a reduction in his base salary or a material diminution in the overall package of employee benefits as described in the employment agreement, which change does not also apply to our other executive employees.

•	“Change in Control” has the definition contained in our 2002 Stock Plan and is set forth below.

In addition, in the event of a termination within one year following a change in control, all of Mr. Berkle’s outstanding unvested stock options will vest in full, as further discussed below.

Change in Control Arrangements Under Our 2002 Stock Plan

Pursuant to the stock option agreements with our executive officers, in the event that within one year following the date of a change in control, as defined in our 2002 Stock Plan and set forth below,

•	the executive officer is terminated for any reason other than cause, as defined in our 2002 Stock Plan; or

•	the executive officer, as a condition to his or her remaining an employee, is required to relocate at least 50 miles from his or her current location of employment; or

•	there occurs a material adverse change in the executive officer’s duties, authority or responsibilities which causes his or her position with us to become of significantly less responsibility or authority than his or her position was immediately prior to the change in control; or

•	there occurs a material reduction in the executive officer’s base salary from the base salary received immediately prior to the change in control,

the executive officer’s options will be fully vested and immediately exercisable as of the date of his or her last day of employment, unless the options have otherwise expired or been terminated pursuant to their terms or the terms of our 2002 Stock Plan.

As defined in the 2002 Stock Plan:

•	A Change in Control means:

•	our stockholders approve (a) any consolidation or merger (x) in which our stockholders, immediately prior to the consolidation or merger, would not, immediately after the consolidation or merger, beneficially own, directly or indirectly, shares representing in the aggregate more than 50% of the combined voting power of all the outstanding securities of the corporation issuing cash or securities in the consolidation or merger (or of its ultimate parent corporation, if any) or (y) where the members of our Board of Directors, immediately prior to the consolidation or merger, would not, immediately after the consolidation or merger, constitute more than 50% of the board of directors of the corporation issuing cash or securities in the consolidation or merger (or of its ultimate parent corporation, if any), (b) any sale, lease, exchange or other transfer (in one transaction or a series of transactions contemplated or arranged by any party as a single plan) of all or substantially all of our assets or (c) any plan or proposal for our liquidation or dissolution; or

•	individuals who, as of the date of the applicable agreement, constitute our entire Board of Directors, referred to as the Incumbent Directors, cease for any reason to constitute at least 50% of the Board, provided that any individual becoming a director subsequent to the date of the agreement whose election, or nomination for election by our stockholders, was approved by a vote of at least a majority of the then Incumbent Directors shall be considered as though the individual were an Incumbent Director; or

•	any person other than us, any of our employee benefit plans or any entity organized, appointed or established by us for or pursuant to the terms of such plan, together with all affiliates and associates of that person, shall become the beneficial owner or beneficial owners, directly or indirectly, of our securities representing in the aggregate 25% or more of either (a) the then outstanding shares of our common stock or (b) the combined voting power of all of our then outstanding securities having the right under ordinary circumstances to vote in an election of our Board of Directors, in either case, other than as a result of acquisitions of such securities directly from us. A change in control shall not be deemed to have occurred solely as the result of an acquisition of securities by us which, by reducing the number of shares of common stock or other voting securities outstanding, increases (a) the proportionate number of shares of common stock beneficially owned by any person to 25% or more of the common stock then outstanding or (b) the proportionate voting power represented by the voting securities beneficially owned by any person to 25% or more of the combined voting power of all then outstanding voting securities; provided, however, that if any person referred to in clause (a) or (b) of this sentence shall thereafter become the beneficial owner of any additional shares of common stock or other voting securities (other than pursuant to a stock split, stock dividend or similar transaction), then a change in control shall be deemed to have occurred.

•	“Cause” includes dishonesty with respect to us or any affiliate, insubordination, substantial malfeasance or non-feasance of duty, unauthorized disclosure of confidential information, breach by the option holder of any provision of any employment, consulting, advisory, nondisclosure, non-competition or similar agreement between the option holder and us, and conduct substantially prejudicial to our business or that of any affiliate.

The executive officers named in the Summary Compensation Table would have received the following in the event of a termination in connection with a change of control, as defined above, on December 29, 2006, the last business day of our fiscal year, based on the difference between $18.85, the closing price of our common stock on that date, and the exercise price of the accelerated stock options:

	Acceleration of	Shares Underlying	Unrealized Value
	Vesting of	Unvested Stock	of Unvested Stock
Name	Stock Options	Options (#)	Options ($)

Sheldon Berkle	100%	363,788	5,270,834
President and Chief Executive Officer
Jonathan I. Lieber	100%	38,149	407,073
Vice President, Chief Financial Officer and Treasurer
Burkhard Blank, M.D.	100%	175,000	—
Senior Vice President, Medicine, Regulatory Affairs, and Project Management
Alexey L. Margolin, Ph.D.	100%	48,614	560,454
Senior Vice President, Research and Pre-clinical Development, Chief Scientific Officer
Lauren M. Sabella	100%	140,000	—
Vice President, Commercial Development

Severance and Change in Control Arrangements Approved in Fiscal Year 2007

As discussed above in our Compensation Discussion and Analysis, in March 2007, the Compensation Committee approved severance and change in control arrangements with our executive officers, and authorized us to enter into severance and change in control agreements with our executive officers reflecting the approved terms. The execution of each severance and change in control agreement is contingent on the executive officer executing a non-competition, non-solicitation, non-disclosure and assignment of inventions agreement pursuant to which he or she will agree not to compete with us for the applicable severance period following termination. Receipt of any benefits at the time of termination will be further conditioned on the executive officer executing a written release of us from any and all claims arising in connection with his or her employment.

The approved terms of the severance and change in control arrangements are discussed below.

Severance and Change in Control Arrangement with Mr. Sheldon Berkle, President and Chief Executive Officer

Pursuant to the arrangements approved by the Compensation Committee, in the event Mr. Berkle’s employment is terminated within one year following a change in control or he resigns with good reason, he is entitled to receive the following:

•	salary continuation of his then-current base salary for a period of 18 months;

•	payment of an amount equal to one and one half times Mr. Berkle’s target bonus for the applicable year;

•	outplacement assistance up to a maximum of $15,000;

•	assumption by us of payments under Mr. Berkle’s house and automobile leases in the Boston, Massachusetts area for 12-months, or, if shorter, until the expiration of the respective terms of the leases, up to an aggregate of $25,000; and

•	continuation of health benefits for up to 18 months.

In the event Mr. Berkle’s employment is terminated without cause, he is entitled to receive the following:

•	salary continuation of his then-current base salary for a period of 12 months;

•	payment, in the discretion of the Compensation Committee, of an amount up to Mr. Berkle’s target bonus for the applicable year, prorated according to length of service during the applicable year;

•	assumption by us of payments under Mr. Berkle’s house and automobile leases in the Boston, Massachusetts area for 12-months, or, if shorter, until the expiration of the respective terms of the leases, up to an aggregate of $25,000; and

•	continuation of health benefits for up to 18 months.

Severance and Change in Control Arrangements with Mr. Lieber and Drs. Blank and Margolin

Pursuant to the terms approved by the Compensation Committee applicable to Mr. Lieber and Drs. Blank and Margolin, in the event of a termination of employment within one year following a change in control or resignation with good reason, Mr. Lieber and Drs. Blank and Margolin are entitled to receive the following:

•	salary continuation of the executive officer’s then-current base salary for a period of 12 months;

•	payment of an amount equal to the executive officer’s target bonus for the applicable year;

•	outplacement assistance up to a maximum of $15,000; and

•	continuation of health benefits for up to 18 months.

In the event of a termination without cause, Mr. Lieber and Drs. Blank and Margolin are entitled to receive the following:

•	salary continuation of the executive officer’s then-current base salary for a period of nine months;

•	payment, in the discretion of the Compensation Committee, of an amount up to 75% of the executive officer’s target bonus for the applicable year, prorated according to length of service during the applicable year; and

•	continuation of health benefits for up to 18 months, provided that, if the executive officer becomes eligible to receive substantially similar benefits under another health plan, our obligations to continue such payments will cease.

Severance and Change in Control Arrangement with Ms. Sabella

Pursuant to the terms approved by the Compensation Committee applicable to Ms. Sabella, in the event of a termination of employment within one year following a change in control or resignation with good reason, Ms. Sabella is entitled to receive the following:

•	salary continuation of her then-current base salary for a period of 12 months;

•	payment of an amount equal to Ms. Sabella’s target bonus for the applicable year;

•	outplacement assistance up to a maximum of $15,000; and

•	continuation of health benefits for up to 18 months.

In the event of a termination without cause, Ms. Sabella is entitled to receive the following:

•	salary continuation of her then-current base salary for a period of six months;

•	payment, in the discretion of the Compensation Committee, of an amount up to 50% of Ms. Sabella’s target bonus for the applicable year, prorated according to length of service during the applicable year; and

•	continuation of health benefits for up to 18 months, provided that, if Ms. Sabella becomes eligible to receive substantially similar benefits under another health plan, our obligations to continue such payments will cease.

In addition to the arrangements approved in March 2007, the stock option agreements with our executive officers provide, and will continue to provide, for the full acceleration of vesting of all outstanding stock options in the event of a termination following a change in control, as discussed above under “— Change in Control Arrangements Under Our 2002 Stock Plan”.

2006 Director Compensation

The following table sets forth a summary of the compensation earned by our non-employee directors in 2006:

	Fees Earned
	or Paid in	Option
Name	Cash ($)	Awards ($)(1)	Total ($)

John P. Richard(2)	45,000	38,176(3)	83,176
Richard H. Aldrich(4)	12,500	22,092(5)	34,592
Lynne H. Brum(6)	12,500	—	12,500
Stewart Hen(7)	32,500	4,537(8)	37,037
Peter L. Lanciano(9)	10,000	—	10,000
Jonathan S. Leff(10)	21,250	4,537(11)	25,787
Manuel A. Navia, Ph.D.(12)	30,000	26,629(13)	56,629
David D. Pendergast, Ph.D.(14)	3,125	8,096(15)	11,221
Harry H. Penner, Jr.(16)	18,750	60,852(17)	79,602
Jonathan D. Root, M.D.(18)	31,250	4,537(19)	35,787
Michael S. Wyzga(20)	32,500	29,661(21)	62,161

(1)	See Notes 2 and 14 to our audited consolidated financial statements for the year ended December 31, 2006 included in our Annual Report on Form 10-K for details as to the assumptions used to determine the fair value of the options awards and Note 14 to our audited consolidated financial statements for the year ended December 31, 2006 included in our Annual Report on Form 10-K describing all forfeitures during the year ended December 31, 2006. Our directors will not realize the value of these awards in cash until these awards are exercised and the underlying shares are subsequently sold. See also our discussion of stock-based compensation under “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Critical Accounting Policies and Significant Judgments and Estimates” in our Annual Report on Form 10-K.

(2)	As of December 31, 2006, the last day of our fiscal year, Mr. Richard held options to purchase 120,151 shares of common stock, of which 88,463 are vested and 24,601 are unvested but are immediately exercisable for shares of restricted stock which are subject to our repurchase right that lapses in accordance with the vesting schedule of the applicable option grant. This number excludes an option to purchase 4,361 shares of common stock which Mr. Richard was granted in March 2007 for his 2006 services as chairman of our Board of Directors.

(3)	Consists of $19,708, $5,653, $8,278, and $4,537, representing the compensation expense incurred by us in fiscal year 2006, calculated in accordance with SFAS 123(R), in connection with option grants to

Mr. Richard to purchase 34,889 shares of common stock on July 27, 2004, 19,625 shares of common stock on January 1, 2005, 5,451 shares of common stock on October 7, 2005, and 8,722 shares of common stock on November 15, 2006, the grant date fair value of which was $112,741, calculated in accordance with SFAS 123(R).

(4)	Mr. Aldrich’s term expired at our 2006 annual meeting held on July 27, 2006 and he did not stand for re-election. As of December 31, 2006, the last day of our fiscal year, Mr. Aldrich held no outstanding options to purchase shares of common stock.

(5)	Consists of $19,708 and $2,384, representing the compensation expense incurred by us in fiscal year 2006, calculated in accordance with SFAS 123(R), in connection with option grants to Mr. Aldrich to purchase 34,889 shares of common stock on July 27, 2004 and 8,722 shares of common stock on January 1, 2005.

(6)	Ms. Brum resigned as a member of the board of directors effective June 9, 2006. Ms. Brum had not been granted any stock options.

(7)	As of December 31, 2006, the last day of our fiscal year, Mr. Hen held options to purchase (7) 8,722 shares of common stock, of which 1,635 are vested.

(8)	Represents the compensation expense incurred by us in fiscal year 2006, calculated in accordance with SFAS 123(R), in connection with an option grant to Mr. Hen to purchase 8,722 shares of common stock on November 15, 2006, the grant date fair value of which was $112,741, calculated in accordance with SFAS 123(R).

(9)	Mr. Lanciano’s term expired at our 2006 annual meeting held on July 27, 2006 and he did not stand for re-election. As of December 31, 2006, the last day of our fiscal year, Mr. Lanciano held no outstanding options to purchase shares of common stock.

(10)	As of December 31, 2006, the last day of our fiscal year, Mr. Leff held options to purchase 8,722 shares of common stock, of which 1,635 are vested.

(11)	Represents the compensation expense incurred by us in fiscal year 2006, calculated in accordance with SFAS 123(R), in connection with an option grant to Mr. Leff to purchase 8,722 shares of common stock on November 15, 2006, the grant date fair value of which was $112,741, calculated in accordance with SFAS 123(R).

(12)	As of December 31, 2006, the last day of our fiscal year, Dr. Navia held options to purchase 56,694 shares of common stock, of which 33,797 are vested and 15,810 are unvested but are immediately exercisable for shares of restricted stock which are subject to our repurchase right that lapses in accordance with the vesting schedule of the applicable option grant.

(13)	Consists of $19,708, $2,384, and $4,537, representing the compensation expense incurred by us in fiscal year 2006, calculated in accordance with SFAS 123(R), in connection with option grants to Dr. Navia to purchase 34,889 shares of common stock on July 27, 2004, 8,722 shares of common stock on January 1, 2005, and 8,722 shares of common stock on November 15, 2006, the grant date fair value of which was $112,741, calculated in accordance with SFAS 123(R).

(14)	As of December 31, 2006, the last day of our fiscal year, Dr. Pendergast held options to purchase 19,625 shares of common stock, of which none are vested.

(15)	Represents the compensation expense incurred by us in fiscal year 2006, calculated in accordance with SFAS 123(R), in connection with an option grant to Dr. Pendergast to purchase 19,625 shares of common stock on November 16, 2006, the grant date fair value of which was $262,863, calculated in accordance with SFAS 123(R).

(16)	As of December 31, 2006, the last day of our fiscal year, Mr. Penner held options to purchase 28,347 shares of common stock, of which 3,543 are vested.

(17)	Consists of $56,653 and $4,199, representing the compensation expense incurred by us in fiscal year 2006, calculated in accordance with SFAS 123(R), in connection with option grants to Mr. Penner to purchase 19,625 shares of common stock on April 3, 2006, the grant date fair value of which was $304,301, calculated in accordance with SFAS 123(R), and 8,722 shares of common stock on November 15, 2006, the grant date fair value of which was $112,741, calculated in accordance with SFAS 123(R).

(18)	As of December 31, 2006, the last day of our fiscal year, Dr. Root held options to purchase 17,444 shares of common stock, of which 10,357 are vested.

(19)	Represents the compensation expense incurred by us in fiscal year 2006, calculated in accordance with SFAS 123(R), in connection an option grant to Dr. Root to purchase 8,722 shares of common stock on November 15, 2006, the grant date fair value of which was $112,741, calculated in accordance with SFAS 123(R).

(20)	As of December 31, 2006, the last day of our fiscal year, Mr. Wyzga held options to purchase 63,236 shares of common stock, of which 33,661 are vested and 22,488 are unvested but are immediately exercisable for shares of restricted stock which are subject to our repurchase right that lapses in accordance with the vesting schedule of the applicable option grant.

(21)	Consists of $22,144, $2,980, and $4,537, representing the compensation expense incurred by us in fiscal year 2006, calculated in accordance with SFAS 123(R), in connection with option grants to Mr. Wyzga to purchase 43,611 shares of common stock on July 27, 2004, 10,903 shares of common stock on January 1, 2005, and 8,722 shares of common stock on November 15, 2006, the grant date fair value of which was $112,741, calculated in accordance with SFAS 123(R).

Director Compensation Policy

Our Board of Directors has adopted the following policy with respect to compensation of directors, effective as of January 26, 2006 in connection with our initial public offering, and as amended and restated on February 2, 2007. Non-employee directors receive options to purchase 17,444 shares of common stock, vesting quarterly over a four-year period upon initial election to the Board, and options to purchase 8,722 shares, vesting quarterly over a four-year period, each year thereafter. They also receive an annual cash retainer of $20,000 paid quarterly. Non-employee directors serving as chairs of the Nominating and Governance Committee and the Compensation Committee also receive an option to purchase 4,361 shares of common stock upon initially being named chairman and an option to purchase 2,181 shares each year thereafter, each vesting quarterly over a four-year period, as well as an annual cash retainer of $10,000. The non-employee director serving as the chair of the Audit Committee also receives an option to purchase 4,361 shares of common stock upon being named chairman and an option to purchase 2,181 shares each year thereafter, each vesting quarterly over a four-year period, as well as an annual cash retainer of $12,500. Non-employee directors serving as members of committees of the Board, other than the chairs of those committees, also receive an option to purchase 2,181 shares of common stock upon appointment to the committee and an option to purchase 1,090 shares each year thereafter, each vesting quarterly over a four-year period, as well as an annual cash retainer of $5,000, for each committee on which such person serves. Continued vesting of the options granted under the policy is subject to continued service on the Board. In addition, each non-employee director is entitled to be reimbursed for his or her reasonable out-of-pocket business expenses incurred in connection with attending meetings of the Board of Directors, committees thereof or in connection with other Board related business.

Option grants for 2006 committee service were granted on February 2, 2007. In accordance with the director compensation policy, as amended and restated, option grants for both Board and committee service in 2007 and subsequent years will be automatically granted at each annual meeting of the Board of Directors following the annual meeting of stockholders; provided that if there has been no annual meeting of stockholders held by the first day of the third fiscal quarter of any year, each non-employee director will still automatically receive their annual Board and committee service option grants on the first day of the third fiscal quarter of the applicable year. If an annual meeting of stockholders is subsequently held during the same fiscal year, no additional annual Board or committee service option grants will be made.

In addition to the compensation provided for under our director compensation policy, the Compensation Committee has agreed that, so long as Mr. Richard serves as chairman of our Board of Directors, he will receive additional annual compensation of $20,000 and a non-qualified stock option to purchase 4,361 shares of common stock, subject to the same terms and conditions as the option grants awarded under our director compensation policy. Mr. Richard received his option grant for 2006 service as chairman in March 2007. Mr. Richard’s option grant for 2007 service and subsequent years will be awarded in accordance with the schedule for the annual option grants awarded for Board and committee service under our director compensation policy and discussed above.

Pursuant to our 2002 Stock Plan, in the event of a merger or other reorganization event involving us that also constitutes a change in control, as defined in the 2002 Stock Plan, all options issued to directors, whether or not employees, will become exercisable in full immediately prior to such event.

Equity Compensation Plan Information

The following table provides certain aggregate information with respect to all of our equity plans under which options to purchase shares of our common stock were outstanding as of December 31, 2006:

(c)
Number of Securities
Remaining Available
	(a)	(b)	for Future Issuance
	Number of Securities	Weighted-Average	Under Equity
	to be Issued Upon Exercise	Exercise Price of	Compensation Plans
	of Outstanding Options,	Outstanding Options,	(Excluding Securities
Plan Category	Warrants and Rights	Warrants and Rights	Reflected in Column(a))

Equity compensation plans approved by security holders(1)	3,544,138	$9.34	309,598
Equity compensation plans not approved by security holders	—	—	—

Total	3,544,138	$9.34	309,598

(1)	These plans consist of our 1993 Stock Option Plan and our Amended and Restated 2002 Employee, Director and Consultant Stock Plan.

COMPENSATION COMMITTEE REPORT

The Compensation Committee of our Board of Directors has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K, which appears elsewhere in this proxy statement, with our management. Based on this review and discussion, the Compensation Committee has recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement.

Members of the Altus Pharmaceuticals Inc.
Compensation Committee:

Jonathan D. Root, M.D.
Manuel A. Navia, Ph.D.

REPORT OF AUDIT COMMITTEE

The Audit Committee of the Board of Directors, which currently consists entirely of directors who meet the independence and experience requirements of the Nasdaq Stock Market, has furnished the following report

The Audit Committee assists the Board in overseeing and monitoring the integrity of our financial reporting process, compliance with legal and regulatory requirements and the quality of internal and external audit processes. This Committee reviews and reassesses our charter annually and recommends any changes to the Board for approval. The Audit Committee is responsible for overseeing our overall financial reporting process, and for the appointment, compensation, retention, and oversight of the work of Deloitte & Touche

LLP. In fulfilling its responsibilities for the financial statements for fiscal year 2006, the Audit Committee took the following actions:

•	Reviewed and discussed the audited financial statements for the fiscal year ended 2006 with management and Deloitte & Touche LLP, our independent registered public accounting firm;

•	Discussed with Deloitte & Touche LLP the matters required to be discussed by Statement on Auditing Standards No. 61, as amended, as adopted by the Public Company Accounting Oversight Board in Rule 3200T, relating to the conduct of the audit; and

•	Received written disclosures and the letter from Deloitte & Touche LLP regarding its independence as required by Independence Standards Board Standard No. 1, as adopted by the Public Company Accounting Oversight Board in Rule 3600T. The Audit Committee further discussed with Deloitte & Touche LLP the Audit Committee’s independence. The Audit Committee also considered the status of pending litigation, taxation matters and other areas of oversight relating to the financial reporting and audit process that the committee determined appropriate.

Based on the Audit Committee’s review of the audited financial statements and discussions with management and Deloitte & Touche LLP, the Audit Committee recommended to the Board that the audited financial statements be included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2006 for filing with the SEC.

Members of the Altus Pharmaceuticals Inc.
Audit Committee

Michael S. Wyzga
David D. Pendergast, Ph.D.
Harry H. Penner, Jr.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our directors and executive officers, and persons who own more than ten percent of a registered class of our equity securities, to file with the SEC initial reports of ownership and reports of changes in ownership of our common stock and other equity securities. Officers, directors and greater than ten percent stockholders are required by SEC regulations to furnish us with copies of all Section 16(a) forms they file.

Our records reflect that all reports required to be filed pursuant to Section 16(a) of the Exchange Act by our executive officers and directors have been filed on a timely basis.

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS

The following is a description of transactions that we entered into with our executive officers, directors or 5% stockholders since January 1, 2006. We believe that all of the transactions described below were made on terms no less favorable to us than could have been obtained from unaffiliated third parties. All of our related person transactions are approved by our Audit Committee.

Conversion of Preferred Stock, Warrants and Accrued Dividends

On May 21, 2004, Warburg Pincus, one of our principal stockholders, and affiliated entities, purchased 7,413,222 shares of our Series C convertible preferred stock at a price of $4.3147358 per share and warrants to purchase 1,630,914 shares of our Series C convertible preferred stock at an exercise price of $4.3147358 per share, for an aggregate purchase price of $31,986,094. These shares and warrants to purchase Series C convertible preferred stock were converted into 3,263,251 shares of our common stock and warrants to purchase 717,917 shares of common stock at the time of our initial public offering in January 2006. In addition, in connection with that conversion, accrued dividends on the shares of Series C convertible preferred stock of $4,889,929 were converted into 325,995 shares of our common stock. Warburg Pincus and its affiliated entities are entitled to designate up to two individuals to our board of directors and we have agreed to nominate and use our reasonable efforts to cause Warburg Pincus’ designees to be elected. Messrs. Hen and Leff are managing directors of Warburg Pincus and are the current members of our board of directors designated by Warburg Pincus.

On May 21, 2004, U.S. Venture Partners VIII, L.P., one of our principal stockholders, and affiliated entities, purchased 1,907,741 shares of our Series C convertible preferred stock at a price of $4.3147358 per share and warrants to purchase 419,704 shares of our Series C convertible preferred stock at an exercise price of $4.3147358 per share, for an aggregate purchase price of $8,231,398. These shares and warrants to purchase Series C convertible preferred stock were converted into 839,773 shares of our common stock and warrants to purchase 184,749 shares of common stock at the time of our initial public offering in January 2006. In connection with that conversion, accrued dividends on the shares of Series C convertible preferred stock of $1,258,389 were converted into 83,891 shares of our common stock. Dr. Root is a general partner of U.S. Venture Partners and is the current member of our board of directors designated by U.S. Venture Partners.

On May 21, 2004, Nomura International plc, one of our principal stockholders, and affiliated entities, purchased 1,140,570 shares of our Series C convertible preferred stock at a price of $4.3147358 per share and warrants to purchase 250,926 shares of our Series C convertible preferred stock at an exercise price of $4.3147358 per share, for an aggregate purchase price of $4,921,258. These shares and warrants to purchase Series C convertible preferred stock were converted into 502,071 shares of our common stock and warrants to purchase 110,455 shares of common stock at the time of our initial public offering in January 2006. In connection with that conversion, accrued dividends on the shares of Series C convertible preferred stock of $752,346 were converted into 50,156 shares of our common stock.

We have an investor rights agreement, dated as of May 21, 2004, under which some of our stockholders are entitled to registration rights with respect to the shares of our common stock that they hold. Those stockholders include Warburg Pincus and affiliated entities; U.S. Venture Partners VIII, L.P. and affiliated entities; Nomura International plc; and Adage Capital Partners, L.P. See “Description of Capital Stock — Registration Rights,” incorporated herein by reference to our Registration Statement on Form S-1, Registration No. 333-129037.

Dr. Pendergast, one of our directors, is President, Human Genetics Therapies, at Shire Pharmaceuticals plc. We have a sublease with Shire, dated July 23, 2004, under which we sublease approximately 16,000 square feet of office space located in Cambridge, Massachusetts in exchange for a sublease payment of $400,000 per year.

Policy for Approval of Related Person Transactions

Pursuant to the written charter of our Audit Committee, the Audit Committee is responsible for reviewing and approving, prior to our entry into any such transaction, all transactions in which we are a participant and in which any of the following persons has or will have a direct or indirect material interest:

•	our executive officers;

•	our directors;

•	the beneficial owners of more than 5% of our securities;

•	the immediate family members of any of the foregoing persons; and

•	any other persons whom the Board determines may be considered related persons.

For purposes of these procedures, “immediate family members” means any child, stepchild, parent, stepparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law, and any person (other than a tenant or employee) sharing the household with the executive officer, director or 5% beneficial owner.

In reviewing and approving such transactions, the Audit Committee shall obtain, or shall direct our management to obtain on its behalf, all information that the committee believes to be relevant and important to a review of the transaction prior to its approval. Following receipt of the necessary information, a discussion shall be held of the relevant factors if deemed to be necessary by the committee prior to approval. If a discussion is not deemed to be necessary, approval may be given by written consent of the committee. This approval authority may also be delegated to the chairman of the Audit Committee in some circumstances. No related person transaction shall be entered into prior to the completion of these procedures.

The Audit Committee or its chairman, as the case may be, shall approve only those related person transactions that are determined to be in, or not inconsistent with, the best interests of us and our stockholders, taking into account all available facts and circumstances as the committee or the chairman determines in good faith to be necessary. These facts and circumstances will typically include, but not be limited to, the benefits of the transaction to us; the impact on a director’s independence in the event the related person is a director, an immediate family member of a director or an entity in which a director is a partner, shareholder or executive officer; the availability of other sources for comparable products or services; the terms of the transaction; and the terms of comparable transactions that would be available to unrelated third parties or to employees generally. No member of the Audit Committee shall participate in any review, consideration or approval of any related person transaction with respect to which the member or any of his or her immediate family members is the related person.

PROPOSAL NO. 1 — ELECTION OF DIRECTORS

The Board of Directors has voted to nominate Jonathan S. Leff, David D. Pendergast and Jonathan D. Root for election at the Annual Meeting for a term of three years to serve until the 2010 Annual Meeting of Stockholders, and until their respective successors are elected and qualified. The Class III directors, Manuel A. Navia, Sheldon Berkle, and Michael S. Wyzga, and the Class I directors, Stewart Hen, Harry H. Penner, Jr. and John P. Richard, will serve until the Annual Meetings of Stockholders to be held in 2008 and 2009, respectively, and until their respective successors have been elected and qualified.

Unless authority to vote for any of these nominees is withheld, the shares represented by the enclosed proxy will be voted FOR the election as directors of Jonathan S. Leff, David D. Pendergast and Jonathan D. Root. In the event that any nominee becomes unable or unwilling to serve, the shares represented by the enclosed proxy will be voted for the election of such other person as the Board of Directors may recommend in his or her place. We have no reason to believe that any nominee will be unable or unwilling to serve as a director.

A plurality of the shares voted at the Annual Meeting is required to elect each nominee as a director.

The Board of Directors recommends the election of Jonathan S. Leff, David D. Pendergast and Jonathan D. Root as directors, and proxies solicited by the Board will be voted in favor thereof unless a stockholder has indicated otherwise on the proxy.

PROPOSAL NO. 2 — INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has appointed Deloitte & Touche LLP, independent registered public accounting firm, to audit our financial statements for the fiscal year ending December 31, 2007. The Board proposes that the stockholders ratify this appointment. Deloitte & Touche LLP audited our financial statements for the fiscal year ended December 31, 2006. We expect that representatives of Deloitte & Touche will be present at the meeting, will be able to make a statement if they so desire, and will be available to respond to appropriate questions.

The following table presents fees for professional audit services rendered by Deloitte & Touche LLP for the audit of our annual financial statements for the years ended December 31, 2006, and December 31, 2005, and fees billed for other services rendered by Deloitte & Touche LLP during those periods. All of such fees were approved by the Audit Committee.

	2006	2005

Audit Fees:(1)	$298,500	$788,873
Audit Related Fees:	—	—
Tax Fees:(2)	11,000	13,500
All Other Fees:(3)	3,550	2,400

Total	$313,050	$804,873

(1)	Audit fees consisted of audit work performed as well as work generally only the independent auditor can reasonably be expected to provide, including $632,213 of costs incurred in 2005 associated with the preparation and review of our Registration Statement on Form S-1 relating to our initial public offering.

(2)	Tax fees consisted principally of assistance with matters related to tax compliance and reporting.

(3)	All other fees in 2006 and 2005 consisted principally of various accounting and tax consulting work.

Policy on Audit Committee Pre-Approval of Audit and Permissible Non-audit Services of Independent Auditors

Consistent with SEC policies regarding auditor independence, the Audit Committee has responsibility for appointing, setting compensation and overseeing the work of the independent auditor. In recognition of this responsibility, the Audit Committee has established a policy to pre-approve all audit and permissible non-audit services provided by the independent auditor.

Prior to engagement of the independent auditor for the next year’s audit, management will submit an aggregate estimate of services expected to be rendered during that year for each of four categories of services to the Audit Committee for approval.

1. Audit services include audit work performed in the preparation of financial statements, as well as work that generally only the independent auditor can reasonably be expected to provide, including comfort letters, statutory audits, and attest services and consultation regarding financial accounting and/or reporting standards.

2. Audit-Related services are for assurance and related services that are traditionally performed by the independent auditor, including due diligence related to mergers and acquisitions, employee benefit plan audits, and special procedures required to meet certain regulatory requirements.

3. Tax services include all services performed by the independent auditor’s tax personnel except those services specifically related to the audit of the financial statements, and includes fees in the areas of tax compliance, tax planning, and tax advice.

4. Other Fees are those associated with services not captured in the other categories. We generally do not request such services from the independent auditor.

Prior to engagement, the Audit Committee pre-approves these services by category of service. The fees are budgeted and the Audit Committee requires the independent auditor and management to report actual fees versus the budget periodically throughout the year by category of service. During the year, circumstances may arise when it may become necessary to engage the independent auditor for additional services not contemplated in the original pre-approval. In those instances, the Audit Committee requires specific pre-approval before engaging the independent auditor.

The Audit Committee may delegate pre-approval authority to one or more of its members. The member to whom such authority is delegated must report, for informational purposes only, any pre-approval decisions to the Audit Committee at its next scheduled meeting.

In the event the stockholders do not ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm, the Audit Committee will reconsider its appointment.

The affirmative vote of a majority of the shares voted affirmatively or negatively on the matter at the Annual Meeting is required to ratify the appointment of the independent registered public accounting firm.

The Board of Directors recommends a vote to ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm, and proxies solicited by the Board will be voted in favor of such ratification unless a stockholder indicates otherwise on the proxy.

CODE OF CONDUCT AND ETHICS

We have adopted a code of conduct and ethics that applies to all of our employees, including our principal executive officer and principal financial and accounting officer, and our directors. The text of the code of conduct and ethics is posted on our web site at www.altus.com and will be made available to stockholders without charge, upon request, in writing to the Corporate Secretary at 125 Sidney Street, Cambridge, MA 02139. Disclosure regarding any amendments to, or waivers from, provisions of the code of conduct and ethics that apply to our directors, principal executive and financial and accounting officers will be included in a Current Report on Form 8-K within four business days following the date of the amendment or waiver, unless web site posting of such amendments or waivers is then permitted by the rules of The Nasdaq Stock Market LLC.

OTHER MATTERS

The Board of Directors knows of no other business which will be presented to the Annual Meeting. If any other business is properly brought before the Annual Meeting, proxies in the enclosed form will be voted in accordance with the judgment of the persons voting the proxies.

STOCKHOLDER PROPOSALS AND NOMINATIONS FOR DIRECTOR

To be considered for inclusion in the proxy statement relating to our Annual Meeting of Stockholders to be held in 2008, stockholder proposals must be received no later than 120 days prior to the date that is one year from this year’s mailing date. To be considered for presentation at the Annual Meeting, although not included in the proxy statement, proposals must be received no later than not less than forty-five (45) or more than seventy-five (75) days prior to the first anniversary of the date on which we first mailed our proxy materials for the preceding year’s annual meeting; provided, however, that in the event that the date of the annual meeting is more than thirty (30) days before or more than thirty (30) days after the anniversary date of the preceding year’s annual meeting, notice by the stockholder to be timely must be so delivered not earlier than the close of business on the ninetieth (90) day prior to such annual meeting and not later than the close of business on the later of the sixtieth (60th) day prior to such annual meeting or the tenth (10th) day following the day on which we make a public announcement of the date of such meeting.

Proposals received after that date will not be voted on at the Annual Meeting. If a proposal is received before that date, the proxies that management solicits for the meeting may still exercise discretionary voting authority on the proposal under circumstances consistent with the proxy rules of the SEC. All stockholder proposals should be marked for the attention of the Office of the General Counsel, Altus Pharmaceuticals Inc., 125 Sidney Street, Cambridge, MA 02139.

Our Annual Report on Form 10-K for the fiscal year ended December 31, 2006, as amended, (other than exhibits thereto) filed with the SEC, which provides additional information about us, is available on the Internet at www.altus.com and is available in paper form to beneficial owners of our common stock without charge upon written request to Investor Relations, Altus Pharmaceuticals Inc., 125 Sidney Street, Cambridge, MA 02139.

ALTUS PHARMACEUTICALS INC.
PROXY FOR ANNUAL MEETING OF STOCKHOLDERS
Wednesday, June 27, 2007
125 SIDNEY STREET
CAMBRIDGE, MASSACHUSETTS 02139
THE BOARD OF DIRECTORS OF ALTUS PHARMACEUTICALS INC.
SOLICITS THIS PROXY
The undersigned, revoking any previous proxies relating to these shares, hereby acknowledges receipt of the Notice and Proxy Statement dated May 16, 2007 in connection with the Annual Meeting of Stockholders to be held at 10:00 a.m., local time, on Wednesday, June 27, 2007 at the Hotel @ MIT, 20 Sidney Street, Cambridge, MA 02139 and hereby appoints Sheldon Berkle, Jonathan I. Lieber and Bruce A. Leicher, and each of them (with full power to act alone), the attorneys and proxies of the undersigned, with power of substitution to each, to vote all shares of the Common Stock of Altus Pharmaceuticals Inc. registered in the name provided in this Proxy which the undersigned is entitled to vote at the 2007 Annual Meeting of Stockholders, and at any adjournments of the meeting, with all the powers the undersigned would have if personally present at the meeting. Without limiting the general authorization given by this Proxy, the proxies are, and each of them is, instructed to vote or act as follows on the proposals set forth in the Proxy.
This Proxy when executed will be voted in the manner directed herein. If no direction is made this Proxy will be voted FOR the election of the directors and FOR the ratification of the selection of Deloitte & Touche LLP as independent registered public accounting firm for the fiscal year ending December 31, 2007.
In their discretion the proxies are authorized to vote upon such other matters as may properly come before the meeting or any adjournments of the meeting.
If you wish to vote in accordance with the Board of Directors’ recommendations, just sign on the reverse side. You need not mark any boxes.
PLEASE CAST YOUR VOTE AS SOON AS POSSIBLE!
A    Proposals — The Board of Directors recommends a vote FOR all the nominees listed and FOR Proposal 2.
1. Election of Class II Directors:*

	For	Withhold		For	Withhold		For	Withhold
01 - Jonathan S. Leff	☐	☐	02 - David D. Pendergast	☐	☐	03 - Jonathan D. Root	☐	☐
*  if the nominees are not available for election, such substitutes as the Board of Directors may designate.

	FOR	AGAINST	ABSTAIN
2. Proposal to ratify the selection of Deloitte & Touche LLP as independent auditors for our fiscal year ending December 31, 2007.	☐	☐	☐
B    Non-Voting Items
Change of Address — Please print new address below

C    Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below.
Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.

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